Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

NORWOOD FINANCIAL CORP.,

WAYNE BANK,

UPSTATE NEW YORK BANCORP, INC.

AND

USNY BANK

Dated as of January 8, 2020

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

By and Among

NORWOOD FINANCIAL CORP.,

WAYNE BANK,

UPSTATE NEW YORK BANCORP, INC.

AND

USNY BANK

This AGREEMENT AND PLAN OF MERGER, dated as of the 8th day of January, 2020 (this “Agreement”), by and among Norwood Financial Corp., a Pennsylvania corporation (“Norwood”), Wayne Bank, a Pennsylvania-chartered bank (“Wayne”), UpState New York Bancorp, Inc., a New York corporation (“UpState”) and USNY Bank, a bank chartered under the Banking Law of the State of New York (“USNY Bank”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of Norwood and UpState deem it in the best interests of Norwood and UpState, respectively, and of their respective shareholders, that Norwood and UpState enter into this Agreement pursuant to which Norwood will acquire all of the issued and outstanding shares of capital stock of UpState through the merger of UpState with and into Norwood (the “Merger”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the transaction shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, Norwood owns all of the issued and outstanding capital stock of Wayne and UpState owns all of the issued and outstanding capital stock of USNY Bank, and it is contemplated that, immediately following the Merger, USNY Bank will be merged with and into Wayne with Wayne as the surviving entity (the “Bank Merger”); and

WHEREAS, as a condition and inducement to Norwood’s and UpState’s willingness to enter into this Agreement, each member of the Board of Directors of each of Norwood and UpState has entered into an agreement dated as of the date hereof in the forms of Exhibits A and B, respectively, pursuant to which he or she will vote his or her shares of Norwood Common Stock or UpState Common Stock, as the case may be, in favor of this Agreement and the transactions contemplated hereby (each, a “Voting Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree that all the outstanding shares of common stock of UpState will be acquired by Norwood through the merger of UpState with and into Norwood and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of UpState into cash or shares of the common stock of Norwood, par value $0.10 per share (the “Norwood Common Stock”), shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1    Consummation of Merger; Closing Date.

(a)    On the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger (as defined herein), UpState shall be merged with and into Norwood in accordance with Chapter 3 of the Pennsylvania Associations Code (“PAC”) and Section 907 of the New York Business Corporation Law (“NYBCL”) (the “Merger”), with Norwood as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”). Each share of common stock, par value $.01 per share, of UpState (“UpState Common Stock”) outstanding immediately prior to the Effective Time of the Merger (other than Dissenting Shares, shares held by UpState (including treasury shares), Norwood or any of their respective wholly-owned subsidiaries (in each case, other than in a fiduciary capacity)) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive 0.9390 of a share of Norwood Common Stock or $33.33 in cash, without interest (the “Merger Consideration”) as provided in Section 2.1 hereof, and subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Bank Plan of Merger.

(b)    The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by each of the Boards of Directors of Norwood, Wayne, UpState and USNY Bank.

(c)    Subject to the prior satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, the Merger shall become effective as of the later of the date and time of filing of a Statement of Merger with the Pennsylvania Department of State pursuant to Section 335 of the PAC and the date and time of filing of a Certificate of Merger with the Department of State of the State of New York, unless a later date or time is specified as the effective time in the Statement of Merger and the Certificate of Merger (such term is heretofore and hereinafter referred to as the “Effective Time of the Merger”). Subject to the terms and conditions hereof, unless otherwise agreed upon by Norwood and UpState, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction of all of the other terms and conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing) and (ii) the date on which the shareholders of UpState approve the transactions contemplated by this Agreement.

(d)    The closing of the Merger (the “Closing”) shall take place at the principal offices of Norwood at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties hereto may agree (the “Closing Date”). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2    Effect of Merger. At the Effective Time of the Merger, UpState shall be merged with and into Norwood and the separate existence of UpState shall cease. The articles of incorporation and bylaws of Norwood, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the articles of incorporation and bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a Pennsylvania corporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. The Merger shall have the effects set forth in the PAC and the NYBCL. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim, action or proceeding existing or pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.3    Further Assurances. If, at any time after the Effective Time of the Merger, Norwood shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Norwood its right, title or interest in, to or under any of the rights, properties or assets of UpState or any UpState Subsidiary (as defined herein) or (ii) otherwise carry out the purposes of this Agreement, UpState, the UpState Subsidiaries and their officers and directors shall be deemed to have granted to Norwood an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Norwood its right, title or interest in, to or under any of the rights, properties or assets of UpState or the UpState Subsidiaries or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Norwood are authorized in the name of UpState and the UpState Subsidiaries or otherwise to take any and all such action.

Section 1.4    Directors and Officers. Except as otherwise set forth herein in Section 6.10, from and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of Norwood immediately prior to the Effective Time of the Merger.

ARTICLE 2

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1    Manner of Conversion of UpState Common Stock. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Norwood, UpState or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

(a)    Each share of capital stock of Norwood outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

(b)    Each share of UpState Common Stock held by UpState (including treasury shares) or by Norwood (or any of their subsidiaries) other than such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(c)    Except with regard to the shares of UpState Common Stock excluded under Section 2.1(b) above and Dissenting Shares (as defined in Section 2.6) and subject to the limits in Section 2.2 hereof, each issued and outstanding share of UpState Common Stock outstanding immediately prior to the Effective Time of the Merger (whether or not subject to restriction) shall be converted into and constitute, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in, and as adjusted pursuant to, Section 2.1(d) and Section 2.7:

(1)    for each such share of UpState Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Cash Election”), cash in an amount equal to $33.33, without interest, (the “Cash Consideration”) (collectively, the “Cash Election Shares”);

(2)    for each such share of UpState Common Stock with respect to which an election to receive Norwood Common Stock has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Stock Election”), 0.9390 of a share of Norwood Common Stock (the “Stock Consideration”) (collectively, the “Stock Election Shares”); or

(3)    for each such share of UpState Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election (as defined in Section 2.2) has been effectively made and not revoked or lost pursuant to Section 2.2 (collectively, the “Non-Election Shares”), the Stock Consideration or Cash Consideration as is determined in accordance with Section 2.2.

(d)    UpState Adjusted Consolidated Shareholders’ Equity. As of the end of the month immediately prior to the Closing Date, if UpState’s actual equity, as adjusted as provided herein (“Actual Equity”), is greater than the target equity as set forth in Column A of Appendix I for the respective month end (“Target Equity”), then the per share offer price would be increased by an amount equal to (i) Actual Equity minus the Target Equity divided by (ii) 2,208,000 (the “Per Share Increase”). In no event will the Per Share Increase be greater than $0.67 in cash and in no case less than $0.00, resulting in the Cash Consideration as increased by the Per Share Increase having a maximum value of $34.00 per share for each USNY share. Recipients of the Stock Consideration will receive the Per Share Increase in cash. The Cash Consideration and the Stock Consideration shall be increased, as applicable, to reflect such Per Share Increase in accordance with Appendix I, attached hereto and made a part of the Agreement. Actual Equity will exclude recognized gains and losses on the investment portfolio and changes in the valuation of the other accumulated comprehensive income account after September 30, 2019; Actual Equity also would be revised to add back any of the following that have been expensed in calculating net income, (i) reasonable expenses associated with the Agreement (including expenses of attorneys, accountants, consultants, financial advisors and other professional advisors and printing and other shareholder meeting expenses) (ii) any termination fee expenses under UpState’s or USNY’s vendor agreements, (iii) change in control payments under employment agreements and change in control agreements, (iv) the reduction in shareholders’ equity caused by any redemption of restricted stock awards after the date of the this Agreement, and (v) other expenses as reasonably and in good faith agreed to by Norwood and UpState. Actual Equity will be appropriately adjusted to reflect aggregate net income for the appropriate periods, calculated in accordance with GAAP consistently applied throughout the periods, then revised in accordance with (i) through (v), above.

Section 2.2    Election Procedures.

(a)    Holders of shares of UpState Common Stock may elect to receive shares of Norwood Common Stock or cash (in either case without interest) in exchange for their shares of UpState Common Stock in accordance with the procedures and subject to the limitations set forth in this Section 2.2. Shares of UpState Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of UpState Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of UpState Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”

(b)    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as UpState and Norwood shall mutually agree (“Election Form”), shall be mailed on the same date as the Joint Proxy Statement/Prospectus (as defined herein) is mailed to stockholders of UpState (the “Mailing Date”) to each holder of record of UpState Common Stock eligible to vote at the UpState Stockholders’ Meeting (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.2, (i) to elect to receive the Cash Consideration for all of the shares of UpState Common Stock held by such holder, in accordance with Section 2.1(c)(1), (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 2.1(c)(2),

(iii) to elect to receive the Stock Consideration for a certain whole number of such holder’s shares and the Cash Consideration for all other shares of such holder’s shares (a “Mixed Election”) (all such shares together, the “Mixed Election Shares”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Norwood Common Stock for such shares. A holder of record of shares of UpState Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Stockholder Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of UpState Common Stock held by such Stockholder Representative for a particular beneficial owner. Any shares of UpState Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Norwood Common Stock; provided, however, that for purposes of making the proration calculations provided for in this Section 2.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c)    To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the day of the UpState Shareholders’ Meeting (or such other time and date as Norwood and UpState may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. UpState shall use commercially reasonable efforts to make available up to two separate Election Forms, or such additional Election Forms as Norwood may permit, to all persons who become holders (or beneficial owners) of UpState Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. UpState shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of UpState Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an UpState stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of UpState Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Norwood shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All Elections (whether Cash, Stock or Mixed) shall be revoked automatically if the Exchange Agent is notified in writing by Norwood or UpState, upon exercise by Norwood or UpState of its respective or their mutual rights to terminate this Agreement to the extent provided under Article 10, that this Agreement has been terminated in accordance with Article 10.

(d)    The number of shares of UpState Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 10% of the number of shares of UpState Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”) and the number of shares of UpState Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 90% of the number of shares of UpState Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(e)    If the number of Cash Election Shares is less than the Aggregate Cash Limit, then:

(1)    all Cash Election Shares shall be converted into the right to receive the Cash Consideration,

(2)    Non-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares equal the Aggregate Cash Limit. If less than all of the Non-Election Shares need to be treated as Cash Election Shares, then a sufficient number of Non-Election Shares shall be deemed Cash Election Shares (“Deemed Cash Election Shares”) and Share Election Shares (“Deemed Share Election Shares”) on a pro rata basis as described below such that the sum of the number of Cash Election Shares plus the number of Deemed Cash Election Shares equals the Aggregate Cash Limit and all Deemed Share Election Shares shall be treated as Stock Election Shares,

(3)    if all of the Non-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares is less than the Aggregate Cash Limit, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares equals the Aggregate Cash Limit, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration, and

(4)    the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(f)    If the number of Cash Election Shares is greater than the Aggregate Cash Limit, then:

(1)    all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration,

(2)    the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares equals the Aggregate Cash Limit, and all Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration, and

(3)    the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(g)    If the number of Cash Election Shares is equal to the Aggregate Cash Limit, then subparagraphs (d)(i) and (ii) above shall not apply and all Non-Election Shares and all Stock Election Shares will be converted into the right to receive the Stock Consideration.

(h)    In the event that the Exchange Agent is required to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(i)    Notwithstanding any other provision hereof, no fractional shares of Norwood Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, Norwood will pay to each holder of UpState Common Stock who would otherwise be entitled to a fractional share of Norwood Common Stock (after taking into account all certificates formerly representing shares of UpState Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Norwood Common Stock by the average of the closing sale prices of Norwood Common Stock, as reported on The Nasdaq Stock Market for the twenty consecutive trading days ending on the day immediately prior to the Closing Date; provided, however, that in the event Norwood Common Stock does not trade on one or more of the trading days in such period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Norwood Common Stock actually traded during such period.

(j)    Within seven business days after the Effective Time of the Merger, Norwood shall cause the Exchange Agent to effect the allocation of the Cash Consideration and the Stock Consideration among holders of UpState Common Stock and to distribute the Merger Consideration as set forth herein.

Section 2.3    Effectuating Conversion.

(a)    On the business day immediately prior to the Effective Time of the Merger, Norwood will deliver or cause to be delivered to Computershare or another third-party agent to be appointed by Norwood and reasonably acceptable to UpState (the “Exchange Agent”) an amount of cash equal to the aggregate Cash Consideration to be paid pursuant to Section 2.1 hereof (the “Exchange Fund”). As promptly as practicable after the Effective Time of the Merger, but not later than ten (10) days after the Effective Time, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of UpState Common Stock who did not previously submit an Election Form transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates formerly representing shares of UpState Common Stock for the Merger Consideration provided for in this Agreement. The Letter of

Transmittal will contain instructions with respect to the surrender of certificates representing shares of UpState Common Stock and the receipt of the Merger Consideration contemplated by this Agreement and will require each holder of shares of UpState Common Stock to transfer good and marketable title to such shares of UpState Common Stock to Norwood, free and clear of all liens, claims and encumbrances.

(b)    At the Effective Time of the Merger, the stock transfer books of UpState shall be closed as to holders of shares of UpState Common Stock immediately prior to the Effective Time of the Merger, no transfer of shares of UpState Common Stock by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing shares of UpState Common Stock shall, without any action on the part of any holder thereof, no longer represent shares of UpState Common Stock. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration other than Dissenting Shares.

(c)    In the event that any holder of record as of the Effective Time of the Merger of shares of UpState Common Stock is unable to deliver the certificate which represents such holder’s shares of UpState Common Stock, Norwood, in the absence of actual notice that any shares of UpState Common Stock theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the Merger Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

(i)    an affidavit or other evidence to the reasonable satisfaction of Norwood that any such certificate has been lost, wrongfully taken or destroyed;

(ii)    such security or indemnity as may be reasonably requested by Norwood to indemnify and hold Norwood harmless in respect of such stock certificate(s); and

(iii)    evidence to the reasonable satisfaction of Norwood that such holder is the owner of shares of UpState Common Stock theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(d)    If the delivery of the Merger Consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing shares of UpState Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the reasonable satisfaction of Norwood that such tax has been paid or is not applicable.

(e)    No dividends or other distributions declared with respect to Norwood Common Stock shall be paid to the holder of any unsurrendered certificate or certificates representing shares of UpState Common Stock entitled to be converted into Norwood Common

Stock until the holder thereof shall surrender such certificate or certificates in accordance with this Section 2.3. Following the surrender of such certificate or certificates in accordance with this Section 2.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to the whole shares of Norwood Common Stock which the shares of UpState Common Stock represented by such certificate or certificates have been converted into the right to receive.

(f)    Except as provided herein, the consideration contemplated by this Agreement shall not be paid to the holder of any unsurrendered certificate or certificates representing shares of UpState Common Stock, and neither the Exchange Agent nor Norwood shall be obligated to deliver any of the Merger Consideration contemplated by this Agreement until such holder shall surrender the certificate or certificates representing shares of UpState Common Stock as provided for by this Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates formerly representing shares of UpState Common Stock, without interest at the time of such surrender, the Merger Consideration.

(g)    At any time following six months after the Effective Time, Norwood shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not yet been disbursed to former holders of shares of UpState Common Stock, and thereafter, such holders shall be entitled to look to Norwood (subject to abandoned property and escheat laws) with respect to any amounts due upon surrender of their certificates formerly representing shares of UpState Common Stock.

(h)    Norwood or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of shares of UpState Common Stock, such amounts as Norwood (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that such amounts are properly withheld by Norwood or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of UpState Common Stock in respect of whom such deduction and withholding were made by Norwood or the Exchange Agent.

Section 2.4    Determination of Alternative Structures. UpState hereby agrees that Norwood may at any time change the method of effecting the Merger; provided, however, that no such changes shall (a) alter or change the amount or kind of the Merger Consideration to be paid to holders of the shares of UpState Common Stock, (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) adversely affect the tax treatment of UpState’s stockholders as a result of receiving the Merger Consideration or the tax treatment of any Party pursuant to this Agreement.

Section 2.5    Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of shares of UpState Common Stock is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Norwood or the Exchange

Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of UpState, Norwood, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of shares of UpState Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.6    Appraisal Rights. Each issued and outstanding share of UpState Common Stock the holder of which has perfected his right to dissent under the NYBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NYBCL. UpState shall give Norwood prompt notice upon receipt by UpState of any such demands for payment of the fair value of such shares of UpState Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Norwood shall have the right to participate in all negotiations and proceedings with respect to any such demands. UpState shall not, except with the prior written consent of Norwood, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the NYBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Entity. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of UpState Common Stock shall be converted into a right to receive cash or Norwood Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of UpState Common Stock of such holder shall be treated as a Non-Election Share.

Section 2.7    Anti-Dilution. If Norwood changes the number or kind of shares of Norwood Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Stock Consideration will be adjusted proportionately to account for such change and all references herein to the term Stock Consideration will be deemed to mean the Stock Consideration as adjusted.

Section 2.8    Absence of Control. It is the intent of the parties hereto that Norwood, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, UpState or USNY, or to exercise, directly or indirectly, a controlling influence over the management or policies of UpState or USNY.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF UPSTATE AND USNY BANK

Except as (i) disclosed in a Schedule, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure) (“Confidential Supervisory Information”), UpState and USNY Bank hereby represent and warrant to Norwood and Wayne as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger:

Section 3.1    Corporate Organization.

(a)    UpState is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. UpState has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on UpState. UpState is duly registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the “BHCA”). True and correct copies of the Certificate of Incorporation and the Bylaws of UpState, each as amended to the date hereof, have been delivered to Norwood and such Certificate of Incorporation and Bylaws are in full force and effect.

(b)    UpState has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on UpState.

(c)    USNY Bank is a bank, duly organized, validly existing and in good standing under the Banking Law of the State of New York. USNY Bank is a member in good standing of each of the Federal Home Loan Bank (“FHLB”) and owns the requisite amount of stock therein. USNY Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted. True and correct copies of the Organization Certificate and the Bylaws of USNY Bank, each as amended to the date hereof, have been delivered to Norwood and such Organization Certificate and Bylaws are in full force and effect.

(d)    The respective minute books of UpState and USNY Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(e)    Each direct and indirect subsidiary of UpState (other than USNY Bank) is a corporation, business trust, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each subsidiary has the corporate or requisite power or authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties or assets owned or leased by each subsidiary makes such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on UpState. All of such subsidiaries and other entities are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests. A true and correct list of all direct and indirect subsidiaries of UpState (including USNY Bank, each an “UpState Subsidiary” and collectively, the “UpState Subsidiaries”) is attached hereto as Schedule 3.1(e). Such schedule details the jurisdiction of organization, type of entity, percentage ownership and a brief description of the activities conducted by such UpState Subsidiary.

Section 3.2    Capitalization.

(a)    The authorized capital stock of UpState consists of 4,000,000 shares of UpState Common Stock, of which 2,208,000 are issued and outstanding as of the date hereof and at the Effective Time and no shares are held in the treasury of UpState as of the date hereof. All of the issued and outstanding shares of UpState Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights. Except as set forth on Schedule 3.2(a), there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of UpState.

(b)    UpState owns, directly, or indirectly, all of the capital stock of USNY Bank and the other UpState Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. All the equity securities of each UpState Subsidiary held by UpState or the UpState Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of USNY Bank or any other UpState Subsidiary. Except for the UpState Subsidiaries, UpState does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in USNY Bank’s investment portfolio as set forth in Schedule 3.2(b).

(c) Since January 1, 2016, each offering or sale of shares of securities of UpState (i) was either registered under the Securities Act of 1933, as amended (“Securities Act”), or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Act and regulations thereunder and state “blue sky” laws including disclosure and broker/dealer registration requirements and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of a registration statement, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such offering documents not misleading.

Section 3.3    Financial Statements; Filings.

(a)    UpState has previously delivered to Norwood copies of the audited consolidated financial statements of UpState as of and for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and the unaudited consolidated financial statements for the nine months ended September 30, 2019, and UpState shall deliver to Norwood, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of UpState, the additional financial statements of UpState as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of UpState”).

(b)    USNY Bank has previously delivered to Norwood copies of the Consolidated Reports of Condition and Income (“Call Reports”) of USNY Bank as of and for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and USNY Bank shall deliver to Norwood, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of USNY Bank”).

(c)    Each of the Financial Statements of UpState and each of the Financial Regulatory Reports of USNY Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied by UpState during the periods involved, except as otherwise noted therein, the books and records of UpState and USNY Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of UpState and each of the Financial Regulatory Reports of USNY Bank (including the related notes, where applicable) fairly presents or will fairly present the financial position of UpState or USNY Bank, as applicable, as of the respective dates thereof and fairly presents or will fairly present the results of operations of UpState or USNY Bank, as applicable, for the respective periods therein set forth.

(d)    UpState has heretofore delivered or made available, or caused to be delivered or made available, to Norwood all reports and filings made or required to be made by UpState or USNY Bank with the Regulatory Authorities, and will from time to time hereafter furnish to Norwood, upon filing or furnishing the same to the Regulatory Authorities, all such material reports and filings made after the date hereof with the Regulatory Authorities. Each such report (including the financial statements, exhibits and schedules thereto) complied in all material respects with the applicable statutes, rules, regulations and orders enforced by the Regulatory Authority with which they were filed.

(e)    Since December 31, 2016, neither UpState nor any of the UpState Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on UpState except obligations and liabilities which are accrued or reserved against in the Financial Statements of UpState or the Financial Regulatory Reports of USNY Bank, or reflected in the notes thereto. Since December 31, 2016, neither UpState nor any of the UpState Subsidiaries has incurred or paid any obligation or liability which would be material to UpState, except as may have been incurred or paid in the ordinary course of business, consistent with past practices or as disclosed in the Financial Statements of UpState or the Financial Regulatory Reports of USNY Bank.

Section 3.4    Loan Portfolio; Reserves.

(a)    All evidences of indebtedness reflected as assets in the Financial Statements of UpState were (or will be, as the case may be) as of such dates in all respects (i) were made for good, adequate, and valuable consideration in the ordinary course of business, (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (iii) to the extent carried on the books and records as secured loans, have been secured by valid liens which have been perfected, and (iv) are the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(b)    The allowances for possible loan losses shown on the Financial Statements of UpState and the Financial Regulatory Reports of USNY Bank were, and the allowance for possible loan losses to be shown on the Financial Statements of UpState and the Financial Regulatory Reports of USNY Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of UpState and other extensions of credit (including letters of credit or commitments to make loans or extend credit). Neither UpState nor USNY Bank has been notified by any bank regulatory agency that its reserves are inadequate or that its practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate or inconsistent with the historical loss experience of UpState or USNY Bank.

(c)    No agreement pursuant to which any loans or other assets have been or shall be sold by UpState or any of the UpState Subsidiaries entitles the buyer of such loans or other assets, unless there is material breach of a representation or covenant by UpState or the UpState Subsidiaries, to cause UpState or any of the UpState Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against UpState or any of the UpState Subsidiaries. To the Knowledge of UpState, there has been no material breach of a representation or covenant by UpState or any of the UpState Subsidiaries in any such agreement.

Section 3.5    Certain Loans and Related Matters. Except as set forth in Schedule 3.5, neither UpState nor any of the UpState Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by UpState or any of the UpState Subsidiaries, should have been classified (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of UpState, any UpState Subsidiary or any five percent (5%) shareholder of UpState, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (iv) each asset of it or any of the UpState Subsidiaries that, as of December 31, 2018, was classified as “Other Real Estate Owned” and the book value thereof; (v) loan where the interest rate terms have been reduced, principal reduced and/or the maturity extended due to concerns about the borrower’s ability to repay; (vi) loan where a specific reserve allocation exists in connection therewith; or

(vii) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to UpState or any of the UpState Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority. Schedule 3.5 specifies the name of the borrower, the amount of principal and the unpaid interest outstanding, together with a description of any collateral, for all such loans required to be disclosed.

Section 3.6    Authority; No Violation.

(a)    UpState and USNY Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of UpState and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Boards of Directors of UpState and USNY Bank have duly and validly approved this Agreement and the transactions contemplated hereby including the Bank Merger, have authorized the execution and delivery of this Agreement, have directed that this Agreement and the transactions contemplated hereby be submitted to UpState’s shareholders for approval and have resolved to recommend its approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of UpState or USNY Bank is necessary to consummate the transactions so contemplated. This Agreement (assuming due authorization, execution and delivery by Norwood and Wayne) constitutes the valid and binding obligation of UpState and USNY Bank and is enforceable against UpState and USNY Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)    Neither the execution and delivery of this Agreement by UpState or USNY Bank nor the consummation by UpState or USNY Bank of the transactions contemplated hereby including the Bank Merger, nor compliance by UpState or USNY Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of UpState or the Organization Certificate or Bylaws of USNY Bank or any governing documents of any of the other UpState Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UpState or USNY Bank or any of the other UpState Subsidiaries or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of UpState or USNY Bank or any of the other UpState Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which UpState, USNY Bank or any of the other UpState Subsidiaries is a party, or by which it or any of their properties or assets may be bound or affected, except in the case of clauses (ii) and (iii) as would not constitute a Material Adverse Effect on UpState.

Section 3.7    Consents and Approvals. Except for (i) the approval of the shareholders of UpState; (ii) the Consents of the Regulatory Authorities; and (iii) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by UpState and USNY Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.8    Broker’s Fees. Except for Boenning & Scattergood, Inc., whose engagement letter is set forth in Schedule 3.8, none of UpState, any UpState Subsidiary nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9    Absence of Certain Changes or Events. Except as set forth in Schedule 3.9, since December 31, 2016, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of shares of UpState Common Stock or (b) any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of UpState, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on UpState, including, without limitation, any change in the administration or in the supervisory standing of UpState or USNY Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.10    Legal Proceedings; Etc.

(a)    Neither UpState nor any of the UpState Subsidiaries is a party to any, and there are no pending or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against UpState or any of the UpState Subsidiaries challenging the validity of the transactions contemplated by this Agreement. There is no proceeding, claim, action or governmental investigation pending or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened against UpState or any of the UpState Subsidiaries; no judgment, decree, injunction, rule or order of Governmental Entity or arbitrator is outstanding against UpState or any of the UpState Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on UpState; there is no default (or an event which, with notice or lapse of time, or both, would constitute a default) by UpState or any of the UpState Subsidiaries under any contract or agreement to which any of them is a party which has had, or is reasonably likely to have, a Material Adverse Effect on UpState; and, neither UpState nor any of the UpState Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of UpState or any of the UpState Subsidiaries, and neither UpState nor any of the UpState Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)    There are no actions, suits, claims, proceedings or investigations of any kind pending or, to UpState’s Knowledge, threatened against any of the directors or officers of UpState or any of the UpState Subsidiaries in their capacities as such, and no director or officer of UpState or any of the UpState Subsidiaries currently is being indemnified or seeking to be indemnified by UpState or any of the UpState Subsidiaries pursuant to applicable law or their governing documents.

Section 3.11    Taxes and Tax Returns.

(a)    UpState has previously delivered or made available to Norwood copies of the federal, state and local income tax returns of UpState and the UpState Subsidiaries for the years 2018, 2017 and 2016 and all schedules and exhibits thereto, and, except as set forth on Schedule 3.11(a), UpState has not received any notice that any such returns have been examined by the Internal Revenue Service or any other taxing authority. UpState and the UpState Subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by UpState or any of the UpState Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and is disclosed on Schedule 3.11(a) hereto and all such tax returns are true and complete in all material respects, and UpState has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by UpState or any of the UpState Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of UpState or any of the UpState Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of UpState and the Financial Regulatory Reports of USNY Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by UpState during the periods involved. UpState is not responsible for the taxes of any other person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

(b)    Except as set forth on Schedule 3.11(b), no federal, state or local administrative proceedings or court proceedings, and no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of UpState or any of the UpState Subsidiaries nor has UpState or any of the UpState Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated. Neither UpState nor any of the UpState Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of UpState, have been adequately provided for in the Financial Statements of UpState.

(c)    Neither UpState nor any of the UpState Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would exceed the amounts that are eligible to be a deduction under Section 280G or 162(m) of the Code (or any corresponding provisions of state, local or foreign tax law).

(d)    There has not been an ownership change, as defined in Section 382(g) of the Code, of UpState that occurred during or after any taxable period in which UpState incurred an operating loss that carries over to any taxable period ending after the fiscal year of UpState immediately preceding the date of this Agreement.

(e)    (i) Proper and accurate amounts have been withheld by UpState and the UpState Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by UpState and the UpState Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by UpState in the Financial Statements of UpState.

(f)    None of UpState, USNY Bank or any UpState Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the Internal Revenue Service and no pending request for permission to change any accounting method has been submitted by UpState, USNY Bank or any UpState Subsidiary.

(g)    Since January 1, 2015, no claim has been made by an authority in a jurisdiction where UpState or any of the UpState Subsidiaries do not file tax returns that UpState or any of the UpState Subsidiaries are or may be subject to taxation by that jurisdiction. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of UpState or any of the UpState Subsidiaries.

Section 3.12    Employee Benefit Plans.

(a)    Schedule 3.12(a) contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, long-term care, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by UpState, any UpState Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors or other beneficiaries of UpState and under which employees, former employees, retirees, dependents, spouses, directors, former directors or other beneficiaries of UpState are eligible to participate (collectively, the “UpState Benefit Plans”). Such UpState Benefit Plans shall also include any such plans or arrangements between UpState or any UpState Subsidiaries and any former employees, retirees, dependents, spouses, former directors, independent contractors or other beneficiaries of any prior entity previously acquired by UpState or any UpState Subsidiaries through merger or consolidation or similar transactions for which UpState or UpState Subsidiaries have or reasonably have an obligation, financial or otherwise, to any such individuals. UpState has furnished or otherwise made available to Norwood true and complete copies of (i) the plan documents and summary plan descriptions for each written UpState Benefit Plan, (ii) a summary of each unwritten UpState Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each UpState Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified UpState Benefit Plan that is a defined benefit plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the UpState Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified UpState Benefit Plan (or, for a UpState Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any UpState Benefit Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Entity within the past five (5) years.

(b)    Schedule 3.12(b) identifies each UpState Benefit Plan that may be subject to Section 409A of the Code (“UpState Non-qualified Deferred Compensation Plan”), the aggregate amounts deferred, if any, and per-participant aggregate deferrals, under each such UpState Non-qualified Deferred Compensation Plan as of the date specified therein. Each UpState Non-qualified Deferred Compensation Plan has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and cannot reasonably be expected to result in any tax liabilities or penalties to the UpState or any of its Subsidiaries or any employee of UpState or any of its Subsidiaries for non-compliance.

(c)    All UpState Benefit Plans are in material compliance with their respective terms (and have been established, operated and administered in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Each UpState Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and UpState is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of UpState or the UpState Subsidiaries, there exists no fact which would adversely affect the qualification of any of the UpState Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the UpState Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

(d)    Except as set forth on Schedule 3.12(d), no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by UpState, any UpState Subsidiary or any of its ERISA Affiliates for the benefit of the employees or former employees of UpState or any of the UpState Subsidiaries. Schedule 3.12(d) sets forth an estimate of any financial reporting expense that would be incurred by such plan upon the termination of any such defined benefit plan set forth therein assuming a termination date of December 31, 2019.

(e)    Within the last six (6) years, none of UpState, any UpState Subsidiary nor any of its ERISA Affiliates maintained or had any obligation to contribute to a UpState Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither UpState nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” With respect to each UpState Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by UpState, any UpState Subsidiary, or any of its ERISA Affiliates, (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event has occurred within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by UpState or any UpState Subsidiary, (v) the PBGC has not instituted proceedings to terminate any such plan, and (vi) no other event or condition exists that could reasonably be expected to result in the imposition of any liability on UpState or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on Norwood or Wayne.

(f)    UpState has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to UpState Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. Records with respect to UpState Benefit Plans have been maintained in compliance with Section 107 of ERISA. Neither UpState nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of UpState Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(g)    UpState has not, with respect to any UpState Benefit Plan, nor, to Knowledge of UpState, has any administrator of any UpState Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject UpState, any ERISA Affiliate of UpState, or any UpState Benefit Plan to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA. All contributions required to be made to any UpState Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any UpState Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of UpState and any UpState Subsidiary.

(h)    Except as set forth on Schedule 3.12(h), UpState has no liability or obligation for post-termination of service or post-retirement health, medical, long-term care, life insurance or other benefits or perquisites under any UpState Benefit Plan other than any benefits required under COBRA or similar state laws.

(i)    Except as set forth on Schedule 3.12(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or termination pay) becoming due to any director, employee or other service provider of UpState or any UpState Subsidiary from or under any UpState Benefit Plan, (B) increase any benefits otherwise payable under any UpState Benefit Plan (C) result in any acceleration of the time of payment or vesting of any such benefit, or trigger any payment or funding obligation through a grantor trust or otherwise of such compensation or benefits, or (D) result in any breach or violation of, or a default under, any UpState Benefit Plan. Except as set forth (with detailed calculations) on Schedule 3.12(i), no payment which is or may be made by, from or with respect to any UpState Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by UpState or any of its ERISA Affiliates that would not be deductible under Code Section 162(m). No UpState Benefit Plan provides for the indemnification, gross-up or reimbursement of any taxes which may be incurred by a participant under any such plan with respect to Sections 409A or 4999 of the Code, or otherwise as a result of the transactions contemplated hereby.

(j)    Except as set forth on Schedule 3.12(j), the actuarial present values of all benefits obligations with respect to the UpState Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, director plans, supplemental retirement, or employment agreement) of employees, former employees, directors and former directors and their respective beneficiaries of UpState (including any predecessor entities), other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements of UpState to the extent required by and in accordance with GAAP. Additionally, Schedule 3.12(j) sets forth the actuarial present values of all projected benefits obligations with respect to the UpState Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, director plans, supplemental retirement, or employment agreement) of employees, and former employees, directors and former directors and their respective beneficiaries of UpState (including any predecessor entities), including any such obligations that will become vested or will accelerate as a result of the Merger or the termination of service of such individuals upon the Effective Time of the Merger assuming that such Effective Time is as of the date stated.

(k)    There is not, and has not been, any trust or fund maintained by or contributed to by UpState or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

(l)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations or other actions that have been asserted or instituted and no set of circumstances exists that may reasonably be likely to give rise to any such claim or lawsuit, against the UpState Benefit Plans, any fiduciaries thereof with respect to their duties to the UpState Benefit Plans or the assets of any of the trusts under any of the UpState Benefit Plans, that could in any case reasonably be likely to result in any liability of UpState or any UpState Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a UpState Benefit Plan, or any other party.

(m)    None of UpState, any UpState Subsidiary, any Employee Benefit Plan or any employee, administrator or agent thereof, is or has been in material violation of any applicable transaction code set rules under HIPAA §§ 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164. No penalties have been imposed on

UpState, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA § 1176 or § 1177. For purposes of this Agreement, “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(n)    UpState and the UpState Subsidiaries have obtained the written consent of each director and employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. UpState and the UpState Subsidiaries have taken all actions necessary to comply with applicable law in connection with all purchases of BOLI. Schedule 3.12(n) sets forth all BOLI owned by UpState or any UpState Subsidiary, a breakdown of the cash surrender values on each policy, the beneficiaries of such policy and a list of the lives insured thereunder.

Section 3.13    Title and Related Matters.

(a)    UpState and the UpState Subsidiaries have good and marketable title, and as to owned real property, have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of UpState or the Financial Regulatory Reports of USNY Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2016), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of UpState and the Financial Regulatory Reports of USNY Bank or incurred in the ordinary course of business after December 31, 2016, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the financial condition, results of operations, business or prospects of UpState.

(b)    All agreements pursuant to which UpState or any of the UpState Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on UpState. UpState or one of the UpState Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and, except as set forth on Schedule 3.13(b), Norwood shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c)    Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by UpState and the UpState Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by UpState or the UpState Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14    Real Estate.

(a)    Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by UpState or any of the UpState Subsidiaries or in which UpState or any of the UpState Subsidiaries has any ownership or leasehold interest.

(b)    Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which UpState or any of the UpState Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of UpState or any of the UpState Subsidiaries.

(c)    None of UpState or any of the UpState Subsidiaries has violated in any material respect, or is currently in violation in any material respect of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter. As to each parcel of real property owned or used by UpState or any of the UpState Subsidiaries, neither UpState nor the respective UpState Subsidiary has received notice of any pending or, to the Knowledge of UpState or the UpState Subsidiary, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15    Environmental Matters.

(a)    Each of UpState’s and UpState Subsidiaries’ properties owned or used by UpState or the UpState Subsidiaries, the Participation Facilities (as defined in Section 11.1 of this Agreement), and, to the Knowledge of UpState and UpState Subsidiaries, the Loan Properties (as defined in Section 11.1 of this Agreement) are, and have been during the period of UpState’s or UpState’s Subsidiaries ownership or operation thereof, in material compliance with all applicable Environmental Laws, and there are no present circumstances that would reasonably be expected to prevent or interfere with the continuation of such compliance with all applicable Environmental Laws.

(b)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened before any Governmental Entity in which UpState, any of the UpState Subsidiaries or any Participation Facility has been or, with respect to threatened action, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a site owned, leased or operated by UpState, the UpState Subsidiaries or any Participation Facility.

(c)    There is no litigation pending or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened before any Governmental Entity in which any Loan Property (or UpState or any of the UpState Subsidiaries in respect of such Loan Property) has been named or is reasonably expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

(d)    To the Knowledge of UpState or any of the UpState Subsidiaries, there is no reasonable basis for any action of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

(e)    During the period of (i) ownership or operation by UpState or any of the UpState Subsidiaries of any of its current properties, or (ii) participation by UpState or any of the UpState Subsidiaries in the management of any Participation Facility, and to the Knowledge of UpState and any of the UpState Subsidiaries, during the period of holding by UpState or any of the UpState Subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(f)    To the Knowledge of UpState or any of the UpState Subsidiaries, prior to the period of (i) ownership or operation by UpState or any of the UpState Subsidiaries of any of its current properties, (ii) participation by UpState or any of the UpState Subsidiaries in the management of any Participation Facility, or (iii) holding by UpState or any of the UpState Subsidiaries of a security interest in any Loan Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(g)    There are no underground storage tanks on, in or under any properties owned or operated by UpState or any of the UpState Subsidiaries or any Participation Facility and no underground storage tanks have been abandoned, closed or removed from any properties owned or operated by UpState or any of the UpState Subsidiaries or any Participation Facility except in compliance with applicable Environmental Law.

(h)    Except as disclosed on Schedule 3.15(h), neither UpState nor any UpState Subsidiary has conducted or received from other parties any environmental studies during the past ten years (other than Phase I or Phase II environmental site assessments which did not indicate the presence of Hazardous Materials in the environment under such conditions or in such quantities or concentrations as to require (i) reporting to a Governmental Entity; or (ii) a responsive action, in each case under applicable Environmental Laws) with respect to any property owned, lease or operated by UpState or any UpState Subsidiary, any Participation Facility or any Loan Property.

Section 3.16    Commitments and Contracts.

(a)    Except as set forth in Schedule 3.16(a), neither UpState nor any of the UpState Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i)    any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by UpState or any of the UpState Subsidiaries);

(ii)    any labor contract or agreement with any labor union;

(iii)    any contract covenants which limit the ability of UpState or any of the UpState Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which UpState or any of the UpState Subsidiaries may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

(iv)    any agreement which by its terms limits the payment of dividends by UpState or any of the UpState Subsidiaries;

(v)    any lease or other agreements or contracts with annual payments aggregating $50,000 or more;

(vi)    any instrument evidencing or related to borrowed money (other than as lender, deposits, FHLB of New York advances or securities sold under agreement to repurchase) or that contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due);

(vii)    any contract not terminable without cause within 60 days’ notice or less without penalty or that obligates UpState for the payment of $50,000 annually over its remaining term;

(viii)    any other contract, agreement, commitment or understanding (whether or not oral) that is material to the financial condition, results of operations or business of UpState or any of the UpState Subsidiaries, taken as a whole; and

(ix)    any other contract or agreement which would be required to be disclosed in reports filed (or that would be filed if UpState were subject to such requirements) by UpState with the Securities and Exchange Commission (“SEC”), the State of New York Banking Department (“NY Banking Department”) or the Federal Deposit Insurance Corporation (“FDIC”) or the Board of Governors of the Federal Reserve System (“FRB”).

Collectively, those contracts or agreements listed on Schedule 3.16(a) are referred to herein as the “Contracts”. True and correct copies of Contracts have been provided to Norwood on or before the date hereof, as listed in the respective disclosure schedules and are in full force and effect on the date hereof.

(b)    Except as set forth on Schedule 3.16(b), there is not, under any Contract to which UpState or any of the UpState Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c)    Except as set forth on Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the Contracts or modify or accelerate any of the terms of such Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(d)    Schedule 3.16(d) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically data processing agreements) listed on Schedule 3.16(a) to which UpState or any of the UpState Subsidiaries is a party.

(e)    Other than the UpState Voting Agreement, there are no voting agreements or voting trusts among shareholders of UpState relating to their ownership of UpState Common Stock.

Section 3.17    Regulatory Matters. Neither UpState nor any of the UpState Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, without limitation, matters relating to the Bank Secrecy Act and Community Reinvestment Act and protests thereunder. USNY Bank was rated at least “Satisfactory” following its most recent Community Reinvestment Act examination. USNY Bank has not received any notice of any planned or threatened objection by any community group to the Merger or the Bank Merger.

Section 3.18    Registration/Repurchase Obligations. UpState is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws or to redeem, repurchase or otherwise acquire any shares of UpState Common Stock.

Section 3.19    Antitakeover Provisions. Neither UpState nor USNY Bank is required to take any action to exempt UpState, USNY Bank, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations. The vote required to approve this Agreement is the affirmative vote of a majority of the votes entitled to vote thereon by holders of the issued and outstanding shares of UpState Common Stock.

Section 3.20    Insurance. UpState and the UpState Subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of UpState and the UpState Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which UpState or any of the UpState Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in
Schedule 3.20.

Section 3.21    Labor.

(a)    No work stoppage involving UpState or any of the UpState Subsidiaries is pending as of the date hereof or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened. Neither UpState nor any of the UpState Subsidiaries is involved in, or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened with or affected by, any proceeding asserting that UpState or any of the UpState Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on UpState. No union represents or claims to represent any employees of UpState or any of the UpState Subsidiaries, and no labor union is attempting to organize employees of UpState or any of the UpState Subsidiaries.

(b)    UpState has made available to Norwood a true and complete list of all employees of UpState and the UpState Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire. Except as set forth on Schedule 3.16(a) hereto, no employee of UpState or any of the UpState Subsidiaries has any contractual right to continued employment by UpState or any of the UpState Subsidiaries.

(c)    UpState and the UpState Subsidiaries are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d)    During the last three years, there has not been, there is not presently pending or existing and, to the Knowledge of UpState or any of the UpState Subsidiaries, there is not threatened any proceeding against or affecting UpState or any of the UpState Subsidiaries relating to the alleged violation of any Federal or State law or regulation pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against or affecting UpState or any of the UpState Subsidiaries.

Section 3.22    Compliance with Laws. UpState and the UpState Subsidiaries have complied in all material respects with all applicable federal, foreign, state and local laws, regulations and orders, and are in compliance with such laws, regulations and orders. Except as disclosed in Schedule 3.22, none of UpState or any of the UpState Subsidiaries:

(a)    Is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b)    Has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (ii) threatening to revoke any permit or license, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to national banks or their holding companies) nor are there any pending or, to UpState or any UpState Subsidiary’s Knowledge, threatened regulatory investigations or other actions by any Regulatory Authority that could reasonably be expected to lead to any such restriction;

(c)    Is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by UpState pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the Board of Directors of UpState has adopted and UpState has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)    Has any (i) “covered transactions” between USNY Bank and an “affiliate” within the meaning of Section 23A of the Federal Reserve Act and the regulations thereunder or (ii) transactions between USNY Bank and an affiliate covered under Section 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 3.23    Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of UpState or any UpState Subsidiary at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under employee benefit plans of UpState or any of the UpState Subsidiaries set forth in Schedule 3.12(a), and (d) any loans or deposit agreements entered into in the ordinary course with customers of UpState or USNY Bank, and, except as set forth in Schedule 3.23, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $10,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $10,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.24    Derivative Contracts. None of UpState or any of the UpState Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of UpState which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 3.24. All expenses related to such Derivative Contracts will have been properly accrued for prior to Closing and the estimated costs of terminating such Derivative Contracts is disclosed in Schedule 3.24. All Derivative Contracts whether entered into for its own account, or for the account of one or more of the UpState Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of the UpState Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither UpState, the UpState Subsidiaries, nor any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of UpState and the UpState Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in the books and records of UpState and such UpState Subsidiary in accordance with GAAP consistently applied.

Section 3.25    Deposits. The deposits of USNY Bank are insured up to applicable limits by the FDIC. Except as set forth in Schedule 3.25, none of the deposits of USNY Bank have been obtained through a “Deposit Broker” as such term is defined in Section 29(g)(1) of the FDIC Act or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any Affiliate of UpState or any UpState Subsidiary.

Section 3.26    Controls and Procedures.

(a)    UpState has designed and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by UpState, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by UpState and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(b)    No personal loan or other extension of credit by UpState or any UpState Subsidiary to any of its or their executive officers or directors has been made or modified except in compliance with Regulation O, 12 C.F.R. Part 215.

(c) Neither UpState nor any of the UpState Subsidiaries nor, to the Knowledge of UpState or any UpState Subsidiary, any director, officer, employee, auditor, accountant or representative of UpState or any of the UpState Subsidiaries has received any written complaint, allegation, assertion, or claim that UpState or any UpState Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(d)     No attorney representing UpState or any UpState Subsidiary, whether or not employed by UpState or any UpState Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by UpState, any of the UpState Subsidiaries or any of their respective officers, directors, employees or agents to any officer of UpState, the Board of Directors of UpState or any member or committee thereof.

Section 3.27    Data Security.

(a) UpState and the UpState Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) UpState’s and the UpState Subsidiaries’ information technology systems, Software owned or purported to be owned by UpState and the UpState Subsidiaries (“UpState-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority) (the “UpState Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and UpState and the UpState Subsidiaries are in compliance in all material respects with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority, and all industry standards applicable to the UpState Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2016, have not been any, pending or, to the Knowledge of UpState or the UpState Subsidiaries, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of UpState’s and the UpState Subsidiaries’ information technology systems, including the UpState-Owned Software; or (ii) UpState Data or any other such information collected, maintained or stored by or on behalf of UpState and the UpState Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

(b)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on UpState and USNY Bank, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of UpState and the UpState Subsidiaries.

Section 3.28    UpState Information. None of the information relating to UpState and the UpState Subsidiaries to be provided by UpState or the UpState Subsidiaries for use in (i) the Registration Statement on Form S-4 to be filed by Norwood in connection with the issuance of shares of Norwood Common Stock pursuant to the Merger, as amended or supplemented (or on any successor or other appropriate form) (“Form S-4”), will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the joint proxy statement/prospectus contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of UpState in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and thereby (“Joint Proxy Statement/Prospectus”), as of the date such Joint Proxy

Statement/Prospectus is mailed to stockholders of UpState and up to and including the date of the meeting of stockholders to which such Joint Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.29    Deposit Insurance. The deposit accounts of USNY Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “FDIC Act”). UpState has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the FDIC Act.

Section 3.30    Intellectual Property. Schedule 3.30 sets forth all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefore, (iii) trade secrets, (iv) inventions, discoveries, designs and drawings, (v) computer software (excluding any so-called “shrink-wrap” or “click-through” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers), and (vi) patents and patent applications owned or licensed by UpState and any of the UpState Subsidiaries (collectively, the “Intellectual Property Rights”). Neither UpState nor any of the UpState Subsidiaries has granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not. The Intellectual Property Rights will not cease to be the rights of UpState, or its successor, or be impaired by reason of performance of this Agreement or the consummation of the transactions contemplated hereby. No other Person (i) has notified UpState or any of the UpState Subsidiaries that such Person claims any ownership or right of use of the Intellectual Property Rights or, (ii) is infringing upon any Intellectual Property Rights of UpState or any of the UpState Subsidiaries. The use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any Person. No written notice has been received and not fully resolved and no action has been instituted or, to the Knowledge of UpState and the UpState Subsidiaries, threatened against UpState or any of the UpState Subsidiaries alleging that the use of the Intellectual Property Rights infringes upon or otherwise violates the rights of any Person.

Section 3.31    Fairness Opinion. Prior to the execution of this Agreement, UpState has received an opinion from Boenning & Scattergood, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of UpState from a financial point of view (the “Fairness Opinion”). Such Fairness Opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32    Fiduciary Activities. USNY Bank has properly administered all accounts for which it acts or has acted as a fiduciary in all material respects, including but not limited to accounts for which it serves or has served as agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither USNY Bank nor any of its respective directors, officers or employees committed any breach of trust with respect to any such fiduciary account and the records of each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.33    Indemnification. Except as set forth in Schedule 3.33 or the Certificate of Incorporation and Bylaws of UpState, UpState is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of UpState (a “Covered Person”), and, except as set forth in Schedule 3.33, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation and Bylaws of UpState, or under the governing documents of any of the UpState Subsidiaries, applicable law, regulation or any indemnification agreement.

Section 3.34    Investment Securities. No investment security or mortgage-backed security held by UpState or any of the UpState Subsidiaries, were it held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned,” “special mention,” “credit risk assets,” or any comparable classifications.

Section 3.35    Reorganization Treatment. Neither UpState nor any of the UpState Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.36    Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NORWOOD

Except as (i) disclosed in a Schedule, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), Norwood and Wayne hereby represent and warrant to UpState and USNY Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger:

Section 4.1    Organization and Related Matters of Norwood.

(a)    Norwood is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Norwood has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Norwood is licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by Norwood, or the character or location of the properties and assets owned or leased by Norwood makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Norwood. Norwood is duly registered as a bank holding company under the BHCA. True and correct copies of the Articles of Incorporation of Norwood and the Bylaws of Norwood, each as amended to the date hereof, have been made available to UpState and such Articles of Incorporation and Bylaws are in full force and effect.

(b)    Wayne is a commercial bank, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Wayne has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted. True and correct copies of the Articles of Incorporation and the Bylaws of Wayne, each as amended to the date hereof, have been delivered to UpState and such Articles of Incorporation and Bylaws are in full force and effect.

(c)    Each direct and indirect subsidiary of Norwood (only for purposes of this Section 4.1(c) other than Wayne, but otherwise including Wayne, each a “Norwood Subsidiary” and collectively, the “Norwood Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Norwood Subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Norwood.

(d)    Norwood has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Norwood.

(e)    The respective minute books of Norwood and Wayne contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

Section 4.2    Capitalization.

(a)    The authorized capital stock of Norwood consists of 20,000,000 shares of Norwood Common Stock, of which, as of the date hereof, 6,340,563 are issued and outstanding and 12,007 shares are held in the treasury of Norwood and 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. All of the issued and outstanding shares of Norwood Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights. Except as set forth in Schedule 4.2(a), there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Norwood at the date hereof.

(b)    Norwood owns, directly, or indirectly, all of the capital stock of Wayne and the other Norwood Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. All the equity securities of each Norwood Subsidiary held by Norwood or a Norwood Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of Wayne or any other Norwood Subsidiary. Except for the Norwood Subsidiaries, Norwood does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in Wayne’s investment portfolio.

(c) The shares of Norwood Common Stock to be issued in exchange for shares of UpState Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

Section 4.3    Financial Statements; Filings; Reserves.

(a) Each of the consolidated financial statements of Norwood as of and for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and the unaudited consolidated financial statements for the nine months ended September 30, 2019 (such financial statements and the financial statements of Norwood as of and for each subsequent calendar quarter (or other reporting period,) or year, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Norwood”), and each of the Call Reports of Wayne as of and for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016 (such Call Reports, and such additional Call Reports of Wayne as of and for each subsequent calendar quarter (or other reporting period), unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Wayne”), (including the related notes, where applicable) have been prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been consistently applied by Norwood during the periods involved, except as otherwise noted therein, and the books and records of Norwood and Wayne have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Norwood and each of the Financial Regulatory Reports of Wayne (including the related notes, where applicable) fairly presents or will fairly present the financial position of Norwood or Wayne, as applicable, as of the respective dates thereof and fairly presents or will fairly present the results of operations of Norwood or Wayne, as applicable, for the respective periods therein set forth.

(b) Since September 30, 2016, neither Norwood nor any Norwood Subsidiary has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Norwood except obligations and liabilities which are accrued or reserved against in the Financial Statements of Norwood or the Financial Regulatory Reports of Wayne, or reflected in the notes thereto. Since September 30, 2019, neither Norwood nor any Norwood Subsidiary has incurred or paid any obligation or liability which would be material to Norwood, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

(c) The allowances for possible loan losses shown on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne were, and the allowance for possible loan losses to be shown on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of

Wayne and other extensions of credit (including letters of credit or commitments to make loans or extend credit). Neither Norwood nor Wayne has been notified by any Regulatory Authority that its reserves are inadequate or that its practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate or inconsistent with the historical loss experience of Norwood or Wayne.

(d) Since December 31, 2016, there has not been any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of Norwood, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood, including, without limitation, any change in the administration or supervisory standing of Norwood or Wayne with any Regulatory Authority and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 4.4    Authority; No Violation.

(a)    Norwood and Wayne have full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Norwood and Wayne, and no other corporate or other proceedings on the part of Norwood and Wayne are or will be necessary to authorize this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Norwood’s Common Stock. Norwood’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to Norwood’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the stockholders adopt this Agreement. This Agreement is the valid and binding obligation of Norwood and Wayne enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)    Neither the execution, delivery or performance of this Agreement by Norwood or Wayne nor the consummation by Norwood or Wayne of the transactions contemplated hereby including the Bank Merger, nor compliance by Norwood or Wayne with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Norwood or the Articles of Incorporation or Bylaws of Wayne or, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein (including, without limitation the declaration of effectiveness of the Form S-4, compliance with all blue sky laws and NASDAQ notification requirements) are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwood or any Norwood Subsidiary or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Norwood or Wayne or any of their subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Norwood or any Norwood Subsidiary is a party, or by which it or any of its subsidiaries or any of their properties or assets may be bound or affected, or (iv) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwood or any Norwood Subsidiary or any of their material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.4 and (Y) with respect to clause (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Norwood.

Section 4.5    Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities and as disclosed in Schedule 4.5, and (ii) the filing with the SEC of a Joint Proxy Statement-Prospectus in definitive form relating to the meetings of the Norwood’s and UpState’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Form S-4 in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Norwood and Wayne of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.6     Norwood Information. None of the information relating to Norwood or any Norwood Subsidiary to be provided by Norwood or any Norwood Subsidiary for use in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus as of the date such Joint Proxy Statement/Prospectus is mailed to stockholders of UpState and up to and including the date of the meeting of stockholders to which such Joint Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.7    Regulatory Matters. Neither Norwood nor any Norwood Subsidiary has agreed to take any action, has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including, without limitation, matters relating to the Bank Secrecy Act and the Community Reinvestment Act and protests thereunder.

Section 4.8    Deposit Insurance. The deposit accounts of Wayne are insured by the FDIC in accordance with the provisions of the FDIC Act. Wayne has paid all regular premiums, required prepayments and special assessments and filed all reports required under the FDIC Act.

Section 4.9    Legal Proceedings; Etc.

(a) Neither Norwood nor any Norwood Subsidiary is a party to any, and there are no pending or, to the Knowledge of Norwood or any Norwood Subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Norwood or any Norwood Subsidiary challenging the validity of the transactions contemplated by this Agreement and there is no governmental investigation pending or, to the Knowledge of Norwood or any Norwood Subsidiary, threatened against Norwood or any Norwood Subsidiary; no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator is outstanding against Norwood or any Norwood Subsidiary which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood; there is no default (or an event which, with notice or lapse of time, or both, would constitute a default) by Norwood or any Norwood Subsidiary under any material contract or agreement to which any of them is a party; and, neither Norwood nor any Norwood Subsidiary is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Norwood or any Norwood Subsidiary, and neither Norwood nor any Norwood Subsidiary has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)    There are no actions, suits, claims, proceedings or investigations of any kind pending or, to the Knowledge of Norwood, threatened against any of the directors or officers of Norwood or any Norwood Subsidiary in their capacities as such, and no director or officer of Norwood or any Norwood Subsidiary currently is being indemnified or seeking to be indemnified by Norwood or any Norwood Subsidiary pursuant to applicable law or their governing documents.

Section 4.10     Taxes and Tax Returns

(a)    Norwood and the Norwood Subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by Norwood or any of the Norwood Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and all such tax returns are true and complete in all material respects, and Norwood has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Norwood or any of the Norwood Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Norwood or any of the Norwood Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by Norwood during the periods involved.

(b)    No federal, state or local administrative proceedings or court proceedings, and no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of Norwood or any of the Norwood Subsidiaries nor has Norwood or any of the Norwood Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated. Neither Norwood nor any of the Norwood Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Norwood, have been adequately provided for in the Financial Statements of Norwood.

(c)    To the Knowledge of Norwood there are no material liens for taxes (other than taxes not yet due and payable) upon any of the assets of Norwood or any of the Norwood Subsidiaries.

(a)    Since January 1, 2016, (i) Proper and accurate amounts have been withheld by Norwood and the Norwood Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by Norwood and the Norwood Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Norwood in the Financial Statements of Norwood.

Section 4.11    Employee Benefit Plans.

(a)    To the Knowledge of Norwood, each of the employee benefit plans (within the meaning of Section 3(3) of ERISA) established, maintained and/or contributed by Norwood and Wayne has been administered in accordance with its terms and applicable law in all material respects.

(b)    Norwood has not, with respect to any Norwood Benefit Plan, nor, to Knowledge of Norwood, has any administrator of any Norwood Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Norwood, any ERISA Affiliate of Norwood, or any Norwood Benefit Plan to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA. All contributions required to be made to any Norwood Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Norwood Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Norwood and any Norwood Subsidiary.

(c)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations or other actions that have been asserted or instituted against the Norwood Benefit Plans, any fiduciaries thereof with respect to their duties to the Norwood Benefit Plans or the assets of any of the trusts under any of the Norwood Benefit Plans.

Section 4.12    Environmental Matters.

(a)    Each of Norwood’s and Norwood Subsidiaries’ properties and the Participation Facilities, and, to the Knowledge of Norwood, the Loan Properties, are, and have been during the period of Norwood’s or Norwood Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(b)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Norwood or any of the Norwood Subsidiaries, threatened before any Governmental Entity, arbitrator or other forum in which Norwood, any of the Norwood Subsidiaries has been or, with respect to threatened action, may be, named as defendant relating to (i) alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Materials.

(c)    Neither Norwood nor any of the Norwood Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity indicating that it may be in violation of, or liable under, any Environmental Law.

(d)    To the Knowledge of Norwood, there are no underground storage tanks at any properties owned or operated by Norwood or any Norwood Subsidiaries or any Participation Facility. To the Knowledge of Norwood or any Norwood Subsidiaries, neither Norwood nor any Norwood Subsidiary has closed or removed any underground storage tanks from any properties owned or operated by Norwood or any Norwood Subsidiaries or any Participation Facility.

Section 4.13    Data Security.

(a)    Norwood and the Norwood Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) Norwood’s and the Norwood Subsidiaries’ information technology systems, Software owned or purported to be owned by Norwood and the Norwood Subsidiaries (“Norwood-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority) (the “Norwood Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and Norwood and the Norwood Subsidiaries are in compliance in all material respects with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority, and all industry standards applicable to the Norwood Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2016, have not been any, pending or, to the Knowledge of Norwood or the Norwood Subsidiaries, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of Norwood’s and the Norwood Subsidiaries’ information technology systems, including the Norwood-Owned Software; or (ii) Norwood Data or any other such information collected, maintained or stored by or on behalf of Norwood and the Norwood Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

(b)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Norwood and Wayne, to the Knowledge of Norwood and Wayne, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Norwood and Wayne.

Section 4.14    Controls and Procedures.

(a)    Norwood has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act to allow Norwood’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Norwood required under the Exchange Act.

(b)    Norwood has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by Norwood, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by Norwood and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)    No personal loan or other extension of credit by Norwood or any Norwood Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act).

(d)    Since January 1, 2016, (i) neither Norwood nor any of the Norwood Subsidiaries nor, to the Knowledge of Norwood, any director, officer, employee, auditor, accountant or representative of Norwood or any of the Norwood Subsidiaries has received any written complaint, allegation, assertion, or claim that Norwood or any Norwood Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Norwood or any Norwood Subsidiary, whether or not employed by Norwood or any Norwood Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Norwood, any of the Norwood Subsidiaries or any of their respective officers, directors, employees or agents to any officer of Norwood, the Board of Directors of Norwood or any member or committee thereof.

Section 4.15    SEC Filings. Norwood has filed all forms, reports and documents required to be filed by Norwood with the SEC since January 1, 2016 (collectively, the “Norwood SEC Reports”). The Norwood SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Norwood SEC Reports or necessary in order to make statements in the Norwood SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 4.16    Reorganization Treatment. As of the date hereof, neither Norwood nor any Norwood Subsidiary has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17    Access to Funds. On the Closing Date Norwood will have access to all funds necessary to consummate the Merger and pay the aggregate Cash Consideration.

Section 4.18    Compliance with Laws. Norwood and the Norwood Subsidiary have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and are in material compliance with such laws, regulations and orders. Except as set forth in Schedule 4.18, none of Norwood or any Norwood Subsidiary:

(a) Is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Norwood) or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b) Has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Norwood and the Norwood Subsidiaries), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Norwood, (iii) except as set forth on Schedule 4.18, requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to banks or their holding companies) nor are there any pending or, to Norwood or any Norwood Subsidiary’s Knowledge, threatened regulatory investigations or other actions by any Regulatory Authority that could reasonably be expected to lead to any such restriction;

(c)    Is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Norwood pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the Board of Directors of Norwood has adopted and Norwood has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)    Has any (i) “covered transactions” between Wayne and an “affiliate” within the meaning of Section 23A of the Federal Reserve Act and the regulations thereunder, or (ii) transactions between Wayne and an “affiliate” covered under Section 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 4.19    Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the Schedules of Norwood or Wayne contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of the Business of UpState.

(a)    During the period from the date of this Agreement to the Effective Time of the Merger, UpState shall, and shall cause the UpState Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its commercially reasonable efforts to maintain and preserve intact its business organization, employees, goodwill with customers and other business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of UpState or Norwood to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b)    During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither UpState nor any of the UpState Subsidiaries shall, without the prior written consent of Norwood (which shall not be unreasonably withheld):

(i)    change, delete or add any provision of or to the Certificate of Incorporation or Bylaws or other governing documents of any such entity or appoint any new director to the board of directors of UpState or USNY Bank;

(ii)    except for (A) the planned issuance of shares of equity awards described in Schedule 5.1(b)(ii) and (B) the exercise or settlement of outstanding equity awards set forth on Schedule 3.2(a),change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to its capital stock, or declare, set aside or pay any dividend or other distribution with respect to its outstanding capital stock;

(iii)    incur any material liabilities or material obligations (other than brokered deposits and borrowings from the FHLB of New York with maturities of one year or less in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv)    make any capital expenditures individually in excess of $25,000 other than expenditures necessary to maintain existing assets in good repair;

(v)    sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi)    except as disclosed in Schedule 5.1(b)(vi), pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, severance, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend any existing employee benefit plan; grant any increase in compensation or fringe benefits to its directors, officers or employees;

(vii)    replacement hire any employee who has total target annual compensation in excess of $75,000;

(viii)    except for the extension of USNY Bank’s agreement with BITS described on Schedule 5.1(b)(viii), enter into, amend or extend any material certificate or agreement, lease or license relating to real property, personal property, data processing or bankcard functions that involves an aggregate of $10,000 or more;

(ix)    make any equity investment, either by purchase of stock or securities, contribution of capital, property transfers, or purchase any property or assets of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, UpState shall consult with Norwood with respect to any such foreclosures;

(x)    except for the renewal of existing lines of credit classified as special mention in the ordinary course of business, enter into, renew, extend additional credit, modify, reclassify or increase aggregate exposure of, any assets classified as special mention, substandard, doubtful, loss, nonaccrual, past due more than 60 days or troubled debt restructurings, provided however that the prior written consent of Norwood for this clause shall be deemed to mean the prior written approval of the Chief Credit Officer of Wayne or another officer designated in writing by Wayne, which approval or rejection shall be given in writing (e-mail to suffice) within five (5) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(xi)    originate, purchase, extend or grant any loan in principal amount in excess of $100,000 if such loan is not fully secured or $750,000 if the loan is fully secured, except loans as to which it has a binding obligation to make such loans as of the date hereof, all of which are listed on Schedule 5.1(b)(x), provided however that the prior written consent of Norwood for this clause shall be deemed to mean the prior written approval of the Chief Credit Officer of Wayne or another officer designated in writing by Wayne, which approval or rejection shall be given in writing (e-mail to suffice) within five (5) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(xii)    merge or consolidate USNY Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of USNY Bank; file any applications or make any contract with respect to branching by USNY Bank (whether de novo, purchase, sale, closure or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

(xiii)    form any new subsidiary;

(xiv)    increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(xv)    take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 or Article 8 not being satisfied;

(xvi)    purchase or sell or otherwise acquire any investment securities other than those issued by the U.S. Treasury, a U.S. agency or government sponsored enterprise with a maximum remaining maturity of two years or less, and local/in market municipal bonds;

(xvii)    commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of their operations;

(xviii)    waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xix)    enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xx)    enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xxi)    except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xxii)    make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by UpState’s independent public accountants;

(xxiii)    except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Benefit Plan;

(xxiv)    purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxv)    foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxvi)    make any written communications to the employees of UpState, USNY Bank or any UpState Subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Norwood with a copy or description of the intended communication and Norwood and UpState shall cooperate in providing any such mutually agreeable communication;

(xxvi)    purchase or sell any participation interest in any loan other than in the ordinary course of business consistent with past practice;

(xxvii)    terminate any individual that is a party to an employment contract or change of control agreement prior to the Effective Time of the Merger other than termination for “cause” as such term is defined in the applicable agreement; or

(xxviii)     agree to do any of the foregoing.

Section 5.2    Conduct of the Business of Norwood. Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time of the Merger, Norwood shall, and shall cause each of the Norwood Subsidiaries, to maintain its rights and franchises in all material respects, and shall not, without the prior written consent (which may include consent via electronic mail) of UpState (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend, repeal or modify any provision of its Articles of Incorporation or Bylaws in a manner that would materially and adversely affect UpState or the ability to consummate the transactions contemplated by this Agreement;

(ii) knowingly take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time;

(iii) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(iv) take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(v) make, declare or pay any extraordinary dividend on the capital stock of Norwood; or

(vi) agree to do any of the foregoing.

Section 5.3    Current Information.

(a)    During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, UpState will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Norwood and to report the general status of the ongoing operations of UpState. UpState will promptly notify Norwood of any material change in the normal course of business or the operations or the properties of UpState, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting UpState or USNY Bank or the threat of material litigation, claims, threats or causes of action involving UpState, and will keep Norwood fully informed of such events. UpState will furnish to Norwood, promptly after the preparation by UpState thereof, copies of its unaudited monthly and unaudited quarterly periodic financial statements and Call Reports for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Norwood, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of UpState and the Financial Regulatory Reports of USNY Bank, as applicable.

(b)    On a monthly basis, USNY Bank shall provide Norwood a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, USNY Bank shall provide Norwood with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c)    To the extent permitted by law, USNY Bank shall promptly inform Norwood upon receiving notice of each legal, administrative, arbitration or other proceeding, demand, notice, audit or investigation (by any federal, state or local commission, agency or board) relating to the alleged liability of USNY Bank or any UpState subsidiary under any labor or employment law.

(d)    During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Norwood will cause one or more of its designated representatives to confer on a regular basis with representatives of UpState and to report the general status of the ongoing operations of Norwood.

Section 5.4    Access to Properties; Personnel and Records; Systems Integration; Insurance.

(a)    During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, UpState and USNY Bank shall permit Norwood or its agents reasonable access, during normal business hours, to its properties, and shall disclose and make available (together with the right to copy) to Norwood and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of UpState and the UpState Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports (excluding Confidential Supervisory Information), correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which Norwood may have a reasonable interest, and UpState shall use its reasonable best efforts to provide to Norwood and its representatives access to the work papers of UpState’s accountants. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, UpState shall provide to Norwood with as much notice as possible of all special and regular meetings of the UpState Board of Directors and committees thereof and UpState will invite a Norwood or Wayne representative to attend all such meetings and provide Norwood with a copy of the meeting agenda, board informational packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter; provided, however, that any such Norwood or Wayne representative shall, at the request of the UpState Board of Directors or any committee thereof, as the case may be, recuse himself or herself from any such meeting in the event that this Agreement or any Acquisition Transaction is the subject of discussion or if counsel to UpState advises that such recusal is required to preserve the attorney-client privilege with respect to any specific matter. UpState shall provide information not less than weekly regarding the business activities and operations of UpState and all Parties will establish procedures for coordinating and monitoring of transition activities. No Party shall be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement, and (y) information where such access or disclosure would violate or prejudice the rights of USNY Bank’s customers, would jeopardize the attorney-client privilege or the right to assert the work product doctrine of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint similar defense or similar agreement between the parties), would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by UpState prior to the date hereof; provided that each Party shall cooperate with the other Party in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b)    All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the Party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the Party receiving the information shall return to the Party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the Party receiving the information was already in possession of prior to disclosure thereof by the Party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten (10) business days prior notice thereof. Each Party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.4 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law. Without the consent of the other Party, neither Party shall use information furnished to such Party other than for the purposes of the transactions contemplated hereby.

(c)    From and after the receipt of all Consents from any Regulatory Authority required for the consummation of the transactions contemplated hereby, UpState shall, and shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause UpState’s data processing service providers to, cooperate and assist Norwood in connection with its preparations for an electronic and systematic conversion after the Effective Time of all applicable data regarding UpState to Wayne’s system of electronic data processing. In furtherance of, and not in limitation of, the foregoing, UpState shall make reasonable arrangements during normal business hours to permit personnel and representatives of Wayne to train UpState’s employees in Wayne’s system of electronic data processing as may be deemed necessary by Norwood. UpState shall permit Norwood to train the UpState employees during the one-month period before the anticipated Effective Time of the Merger with regard to Norwood’s operations, policies and procedures at Norwood’s sole cost and expense. This training may take place at either UpState’s branch offices or at Norwood’s corporate headquarters at such times to be determined in cooperation with UpState and shall be conducted in a manner so as to not interfere with the business operations of UpState.

(d)    UpState and USNY Bank shall use all commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their businesses.

Section 5.5    Registration Statement/Approval of Shareholders.

(a)    Norwood will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the Parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Norwood Shareholders’ Meeting”), at such time as may be mutually agreed to by the parties (but in no event later than 50 days after the Form S-4 has been declared effective). The Board of Directors of Norwood will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Norwood will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b)    Norwood agrees to prepare and file, as soon as reasonably practicable, the Form S-4 with the SEC in connection with the issuance of Norwood Common Stock in the Merger including the Joint Proxy Statement/Prospectus and other proxy solicitation materials of UpState constituting a part thereof and all related documents. UpState shall prepare and furnish to Norwood such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its Knowledge of and access to the information required for said documents and as Norwood may request, and UpState, and its legal, financial and accounting advisors, shall have the right to review in advance such Form S-4 prior to its filing. UpState agrees to cooperate with Norwood and Norwood’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Form S-4 and the Joint Proxy Statement/Prospectus. Each of UpState and Norwood agrees to use its commercially reasonable efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Norwood also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Form S-4 effective under the Securities Act, UpState shall promptly mail at its expense the Joint Proxy Statement/Prospectus to its shareholders.

(c)    Each of UpState and Norwood agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Form S-4 shall, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of UpState and Norwood agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make therein not misleading. Each of UpState and Norwood further agree that if such party shall become aware prior to the Effective Time of the Merger of any information furnished by such party that would cause any of the statements in the Form S-4 or the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of UpState and Norwood.

(d)    Norwood agrees to advise UpState, promptly after Norwood receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Norwood Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Norwood is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Form S-4 or for additional information.

(e)    UpState will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the Parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “UpState Shareholders’ Meeting”), at such time as may be mutually agreed to by the parties (but in no event later than 50 days after the Form S-4 has been declared effective). UpState may engage a proxy solicitor in connection with the UpState Shareholders’ Meeting on terms and conditions acceptable to Norwood. The Board of Directors of UpState will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and UpState will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, if (x) UpState has complied in all material respects with its obligations under Section 5.6, (y) UpState (1) has received a bona fide written proposal for an Acquisition Transaction not solicited in violation of Section 5.6 hereof from a third party that UpState’s Board of Directors concludes in good faith after consultation with and considering the written advice of outside legal counsel and its financial advisor constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by Norwood pursuant to clause (3) below (it being understood that Norwood has no obligation to make any adjustments), (2) has notified Norwood, at least five business days in advance, of its intention to withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of UpState’s Board of Directors that UpState’s stockholders vote in favor of approval of this Agreement or make any statement in connection with the UpState Shareholders’ Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), specifying the material terms and conditions of any such Superior Proposal and furnishing to Norwood a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal and (3) during the period of not less than five business days following UpState’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used commercially reasonable efforts to cause its financial and legal advisors to negotiate, with Norwood in good faith (to the extent that Norwood desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such proposal for an Acquisition Transaction ceases to constitute a Superior Proposal and (z) UpState’s Board of Directors, after consultation with and based on the advice of outside legal counsel and its financial advisor, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting this Agreement to stockholders at the UpState Shareholders’ Meeting it may submit this Agreement without recommendation, or following submission of this Agreement to stockholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the stockholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law. Notwithstanding the foregoing, nothing shall limit Norwood’s ability to terminate this Agreement pursuant to Section 10.1(g) hereto or eliminate the right to the payment specified in Section 10.2(b) hereto.

(f)    UpState shall adjourn or postpone the UpState Shareholders’ Meeting, for a reasonable period of time as deemed necessary to conduct the business of the Meeting or to approve the Agreement, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of UpState Common Stock represented, either in person or by proxy, to constitute a quorum to conduct the business of such meeting or if UpState has not received sufficient votes to approve this Agreement; provided that UpState shall not be required pursuant to this Section 5.5(f) to adjourn or postpone the UpState Shareholders’ Meeting more than two (2) times.

Section 5.6    No Other Bids. Except with respect to this Agreement and the transactions contemplated hereby, UpState shall not, and shall not permit or authorize any UpState Subsidiary or any Affiliate thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by UpState to directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Transaction” (as defined below) by any other party, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Transaction, or (iii) furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Transaction, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing. UpState shall promptly notify Norwood orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Transaction. UpState shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing provisions of this Section 5.6, in the event that, prior to obtaining shareholder approval of the Merger, UpState receives an unsolicited bona fide written proposal for an Acquisition Transaction not solicited in violation of this Agreement, and the UpState Board concludes in good faith (after consultation with and considering the written advice of its outside counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Transaction and (ii) such Acquisition Transaction constitutes a “Superior Proposal” (as defined below), UpState may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, UpState shall have entered into a confidentiality agreement with such third party on terms no less restrictive to UpState than the confidentiality agreement with Norwood in effect as of the date hereof, and provided further that UpState also shall provide to Norwood a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.6 to the extent not previously provided or made available to Norwood. UpState shall promptly advise Norwood orally and in writing of any Acquisition Transaction, the material terms and conditions of any such Acquisition Transaction (including any changes thereto) and the identity of the person making any such Acquisition Transaction. UpState shall (i) keep Norwood fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Transaction, (ii) provide to Norwood as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to UpState or any UpState Subsidiary from any person that describes any of the terms or conditions of any Acquisition Transaction (including any draft acquisition agreement) and (iii) keep Norwood fully informed in all material respects of the status and details of any determination by UpState’s Board of Directors with respect to any such Acquisition Transaction.

The term “Acquisition Transaction” shall, with respect to UpState, mean any proposal for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with UpState or any UpState Subsidiary, (b) a purchase, lease or other acquisition of all or substantially all the assets of UpState or any UpState Subsidiary, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of UpState, or (d) a tender or exchange offer to acquire securities representing 25% or more of the voting power of UpState. “Superior Proposal” means an Acquisition Transaction which the Board of Directors of UpState reasonably determines (after consultation with its financial advisor or another financial advisor of nationally recognized reputation) and legal counsel to be (i) more favorable to the shareholders of UpState from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Norwood in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.7    Maintenance of Properties; Certain Remediation and Capital Improvements. UpState and each UpState Subsidiary will use commercially reasonable efforts to maintain its respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.8    Environmental Audits. Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, UpState will, at Norwood’s expense, with respect to each parcel of real property that UpState or any UpState Subsidiary owns, procure and furnish to Norwood, a Phase I environmental assessment which assessments, in each case, shall be conducted by a firm reasonably acceptable to Norwood (the “Designated Environmental Consultant”). If any Phase II environmental site assessments or other environmental investigation or testing are determined to be necessary or required by Norwood due to the presence of any Hazardous Materials identified in the Phase I environmental assessment, UpState will, at Norwood’s expense, with respect to each such parcel of real property that UpState or any UpState Subsidiary owns, procure and furnish to Norwood, a Phase II environmental assessment, which assessments, in each case, shall be conducted by the Designated Environmental Consultant. In the event that the Merger is not consummated and the Agreement is terminated, Norwood shall return to UpState all materials produced by the Designated Environmental Consultant, by UpState or by Norwood in accordance with this Section 5.8 or such materials shall be destroyed by Norwood, and Norwood shall be restricted from making any disclosure of such information or materials to any party whatsoever in accordance with the confidentiality agreement between Norwood and UpState as in effect of the date hereof for all time thereafter without regard to the termination of the Agreement or such confidentiality agreement, except as required by law, regulation or a court of competent jurisdiction.

Section 5.9    Title Insurance. Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, UpState will, at Norwood’s expense, with respect to each parcel of real property that UpState or any UpState Subsidiary owns, procure and deliver to Norwood, at least forty (40) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance insurable at regular rates by a title insurance company licensed to do business in the State of New York and by such insurance company reasonably acceptable to Norwood, which policy shall be free of all title defects that may materially interfere with the use of the property as a banking office.

Section 5.10    Surveys. Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, UpState, at Norwood’s expense, will procure and deliver to Norwood at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Norwood, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”). The Survey shall not disclose any survey defect or encroachment from or onto such real property that will materially limit or impede the continued operation of the facility for its intended use.

Section 5.11    Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.14(b), UpState will use its best efforts to obtain all Consents necessary to transfer and assign all right, title and interest of UpState and the UpState Subsidiaries to Wayne and to permit the use and operation of the leased premises by Wayne as of the Closing. UpState shall use reasonable efforts to procure estoppel certificates from each such lessor.

Section 5.12    Compliance Matters. Prior to the Effective Time of the Merger, UpState shall take, or cause to be taken, all steps reasonably requested by Norwood to address any deficiencies in regulatory compliance by UpState or the UpState Subsidiaries; provided, however, neither Norwood nor Wayne shall be responsible for discovering, nor shall Norwood have any liability resulting from, such deficiencies or attempts to address them.

Section 5.13    Voting Agreements. (i) UpState shall deliver to Norwood as of the date of this Agreement, a Voting Agreement in form and substance as set forth at Exhibit B, executed by each director and executive officer of UpState and USNY Bank, and (ii) Norwood shall deliver to UpState as of the date of this Agreement, a Voting Agreement in form and substance as set forth at Exhibit A, executed by each director and executive officer of Norwood and Wayne.

Section 5.14    Disclosure Controls.

(a)    Between the date of this Agreement and the Effective Time of the Merger, (i) UpState shall maintain disclosure controls and procedures that are effective to ensure that material information relating to UpState and the UpState Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of UpState to permit UpState to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to UpState’s auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect UpState’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in UpState’s internal controls; and (iii) UpState shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)    Between the date of this Agreement and the Effective Time of the Merger, UpState shall, upon reasonable notice during normal business hours, permit Norwood (a) to meet with the officers of UpState and any UpState Subsidiary responsible for the financial statements of UpState and each UpState Subsidiary and the internal control over financial reporting of UpState and each UpState Subsidiary to discuss such matters as Norwood may deem reasonably necessary or appropriate concerning Norwood’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of UpState and any UpState Subsidiary to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to UpState and each UpState Subsidiary’s operations with the controls and procedures and internal control over financial reporting of Norwood for purposes of assisting Norwood in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time of the Merger. UpState shall, and shall cause its and each UpState Subsidiary’s respective employees and accountants to, fully cooperate with Norwood in the preparation, documentation, review, testing and all other actions Norwood deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act; provided that such schedule shall be mutually agreed upon by UpState’s Chief Executive Officer and Norwood’s Chief Executive Officer.

Section 5.15    Bank Plan of Merger. Prior to the Effective Time, Wayne and USNY Bank shall have executed and delivered the Bank Plan of Merger substantially in the form annexed hereto as Exhibit C.

Section 5.16 All Reasonable Efforts. Subject to the terms and conditions herein provided, UpState and Norwood each agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.17     Failure to Fulfill Conditions. In the event that UpState determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Norwood.

Section 5.18     Shareholder Litigation. UpState shall give Norwood prompt notice of any shareholder litigation against UpState and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Norwood the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Norwood’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.19 Charter Provisions. UpState shall take all actions necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the imposition of greater than normal vote requirement or compliance with any other anti-takeover provision.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1    Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2    Regulatory Matters.

(a)    As promptly as practicable following the execution and delivery of this Agreement, Norwood and UpState shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of UpState. Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b)    Each Party hereto will furnish the other Party with all information concerning itself, the UpState Subsidiaries, directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any Governmental Entity in connection with the transactions, applications or filings contemplated by this Agreement. The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3    Employment and Employee Benefits Matters.

(a)    The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Norwood or any of its affiliates and any officer or employee of UpState or an obligation on the part of Norwood or any of its affiliates to employ any such officers or employees.

(b)    (i) Norwood will honor the employment agreements, severance agreements and other contracts entered into between UpState and the UpState Subsidiaries and its officers, employees and directors as set forth at Schedule 6.3(b)(i). Such Schedule 6.3(b) includes a calculation of the severance payment amount and supporting data as detailed in such Schedule calculated as of the date of this Agreement and to be updated in advance of the Effective Time of the Merger. To the extent required, all such contracts have been amended prior to the date hereof to provide that no payment due thereunder will exceed the limitations set forth in Section 280G of the Code. (ii) Norwood shall establish a retention bonus plan at the Effective Time of the Merger in the form set forth in Schedule 6.3(b)(ii) pursuant to which identified UpState employees will be entitled to a retention bonus if they remain employed with Wayne for a specified duration following the Merger. Such retention bonus program will be administered by the Chief Executive Officer of Norwood in consultation with the Chief Executive Officer of UpState.

(c)    UpState and USNY Bank shall take all necessary action to cause USNY Bank’s 401(k) Plan (the “USNY Bank 401(k) Plan”) to be terminated effective no later than the business day immediately prior to the Effective Time (“Termination Date”). The accounts of all participants and beneficiaries in the USNY Bank 401(k) Plan shall become fully vested as of the Termination Date. As soon as practicable after the Termination Date, the account balances in the USNY Bank 401(k) Plan shall be distributed as each participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in the Wayne Bank 401(k) Plan and who remains employed by Norwood or Wayne at the time his or her account balance in the USNY Bank 401(k) Plan is distributed may elect to have such account balance rolled over into the Wayne Bank 401(k) Plan. UpState and USNY Bank shall, or shall direct the fiduciaries of the USNY Bank 401(k) Plan to (to the extent permitted by law), provide Norwood and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the USNY Bank 401(k) Plan at least five business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Norwood’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, USNY Bank shall provide Norwood with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)    After the Merger, Norwood shall continue, except to the extent not consistent with law, UpState’s health and welfare benefit plans, programs, insurance and other policies until such time as Norwood elects to take alternative action. UpState will assist Norwood before the Effective Time in reviewing such benefit plans and programs and will take such actions that may be requested by Norwood within thirty (30) days prior to the Effective Time with respect to such plans to take effect not sooner than the Effective Time, unless otherwise consented to by UpState. In the event Norwood elects to terminate any of UpState’s health and welfare benefit plans, programs, insurance and other policies, UpState and USNY Bank employees that continue as employees of UpState, Norwood or Wayne after the Effective Time (“Continuing Employees”) will become eligible to participate in the medical, dental, health and disability plans maintained by Norwood or Wayne. Norwood or Wayne, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such UpState plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable UpState medical, health, dental or disability plans and such coverage for such condition or event is also available under the applicable

Norwood or Wayne plan, (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous UpState Employee Benefit Plan prior to the enrollment date, and (iii) credit any deductibles, co-payments or other out-of-pocket expenses paid by a Continuing Employee and his or her eligible dependents under any UpState health and welfare benefit plan with respect to the calendar year through the date of participation in the applicable Norwood or Wayne health and welfare benefit plan towards the satisfaction of any like deductibles, co-payments or other out-of-pocket expenses under such Norwood or Wayne plans.

(e)    Until the Effective Time, UpState shall be responsible for providing continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each UpState or USNY Bank qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time with the monthly expense for such continuation of benefits being paid by such qualifying beneficiary. Norwood shall be responsible for (i) providing for continued health coverage under COBRA with respect to each UpState or USNY Bank qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) providing continued health coverage under COBRA from and after the Effective Time for each UpState or USNY Bank qualified beneficiary who incurs a qualifying event before the Effective Time; provided, in each case, that the monthly expenses for such benefits continuation shall be paid by the qualifying beneficiary.

(f)    Employees of UpState and of USNY Bank (other than those who are parties to an employment agreement, change of control or other type of agreement with UpState or USNY Bank which provides for any form of severance or termination pay) as of the date of this Agreement who remain employed by UpState or USNY Bank as of the Effective Time and whose employment is terminated by UpState, Norwood or Wayne (absent termination for cause as determined by the employer) within one year after the Effective Time shall receive severance pay equal to two weeks of such employee’s base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with UpState or any of the UpState Subsidiaries and ending with such employee’s termination date with UpState, Norwood or Wayne, with a minimum severance payment to an individual equal to four weeks of base pay and a maximum payment equal to 26 weeks of base pay, and, provided further, that such terminated employees shall enter into a release of claims against UpState, USNY Bank, Norwood and Wayne acceptable in form and substance to Norwood and Wayne. Such severance pay will be made at regular payroll intervals. Such severance payments will be in lieu of any severance pay plans that may be in effect at UpState or USNY Bank prior to the Effective Time, which plans shall be terminated by UpState and USNY Bank not later than the business day immediately prior to the Effective Time. If termination of any such employee’s employment occurs after the first anniversary of the Effective Time, then such employee shall be entitled to receive the severance pay under any severance pay plans, if any, that may be in effect at such time at Norwood or Wayne, provided, that any such employee shall receive credit under any such plan for such employee’s service prior to the Effective Time to UpState or any of the UpState Subsidiaries.

(g) Prior to the Effective Time, Norwood shall take all reasonable action so that employees of USNY Bank who become employees of Wayne (“Continuing Employees”) shall be eligible to participate, effective as soon as each Wayne employee benefit plan permits (but not sooner than is administratively practicable following the Effective Time), in each of Norwood or Wayne’s employee benefit plans in which similarly situated employees of Norwood or Wayne participate; provided, however, that, in the case of all benefits to be provided to the Continuing Employees, until the first anniversary of the Effective Time, Norwood or Wayne may instead provide such employees with participation in the employee benefit plans of USNY Bank which they participated immediately prior to the Effective Time, (it being understood that inclusion of Continuing Employees in Wayne’s employee benefit plans may occur at different times with respect to different plans.

(h) With respect to each Norwood or Wayne employee benefit plan for which length of service is taken into account for any purpose, service with UpState or USNY Bank (or predecessor employers to the extent UpState or USNY Bank previously has provided past service credit) shall be treated as service with Norwood and its Subsidiaries for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such prior service credit also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Norwood or Wayne employee benefit plan.

(i) To the extent requested by Norwood prior to the Closing Date, UpState and USNY Bank shall cooperate in good faith with Norwood to amend, freeze, terminate, modify or fully fund any UpState Benefit Plan not covered by the subsections of this Section 6.3 in accordance with the terms of such plan or agreement and applicable law, to be effective as of the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Closing Date. UpState and USNY Bank shall provide Norwood with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.03(i), as applicable, and give Norwood a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by UpState and USNY Bank), and prior to the Closing Date, UpState and USNY Bank shall provide Norwood with the final documentation evidencing that the actions contemplated herein have been effectuated.

(j) Concurrently with the execution of this Agreement, Norwood shall obtain from each of USNY’s officers named in Norwood’s Disclosure Schedule at 6.3(j) in the forms included in Norwood’s Disclosure Schedule at Schedule 6.3(j), a settlement agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under their respective employment agreement the amounts and benefits determined under his or her Settlement Agreement (the aggregate amounts of such payments to be specified in Norwood’s Disclosure Schedule) and pay such amounts to such individuals who are employed at the Effective Time pursuant to the terms of each Settlement Agreement.

(k)    Concurrently with the execution of this Agreement, Norwood shall enter into a consulting agreement with Mr. Briggs as set forth at Schedule 6.3(k) setting for the terms and conditions of such arrangement commencing at the Effective Time. Concurrently with the execution of this Agreement, Norwood shall enter into other agreements and arrangements with certain other continuing employees as set forth at Schedule 6.3(k) commencing at the Effective Time.

Section 6.4    Indemnification.

(a)    For a period of six (6) years after the Effective Time of the Merger, Norwood shall indemnify, defend and hold harmless each person entitled to indemnification from UpState under any applicable law and its Certificate of Incorporation and Bylaws (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the fullest extent which UpState would have been permitted under any applicable law and its Certificate of Incorporation and Bylaws (and Norwood shall also advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred).

(b)    After the Effective Time of the Merger, directors, officers and employees of UpState, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Norwood and the Norwood Subsidiaries would be entitled under the Articles of Incorporation and Bylaws of Norwood or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Norwood may then make available to officers, directors and employees of Norwood and the Norwood Subsidiaries.

(c)    Norwood shall use its best efforts (and UpState shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of six (6) years after the Effective Time of the Merger UpState’s existing directors’ and officers’ liability insurance policy (provided that Norwood may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of UpState (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that Norwood shall not be obligated to make an aggregate premium payment for such six (6) year period in respect of such policy (or coverage replacing such policy) which exceeds 250% of the annual premiums currently paid by UpState for such insurance. If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds 250% of the annual current premiums currently paid by UpState, Norwood shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the 250% limit.

(d)    The provisions of this Section 6.4 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Norwood or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer of all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Norwood will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.4.

Section 6.5    Transaction Expenses of UpState.

(a)    Schedule 6.5(a) contains UpState’s estimated budget of transaction-related expenses reasonably anticipated to be payable by UpState in connection with this Agreement and the transactions contemplated hereunder, including but not limited to any payments to be made in accordance with any employment agreements between any officer and UpState to be made before or after the Effective Time of the Merger, payments to be made upon the termination of any contracts and the fees and expenses of counsel, accountants, investment bankers and other professionals. UpState shall use commercially reasonable efforts to maintain expenses within the budget.

(b)    Promptly after the execution of this Agreement, UpState shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days. UpState shall review these invoices and track such expenses against the budget referenced above, and UpState shall advise Norwood of such matters.

(c)    UpState shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month. UpState shall advise Norwood monthly of such invoices for professional services, disbursements and reimbursable expenses which UpState has incurred in connection with this Agreement, and UpState shall track such expenses against the budget referenced above.

(d)    Not later than two business days prior to the Closing Date, UpState shall provide Norwood with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made. UpState shall detail any variance of such transaction expenses to the budget set forth in UpState Schedule 6.5(a).

Section 6.6    Press Releases. Norwood and UpState agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other Party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which is required by law or regulation.

Section 6.7    Prior Notice and Approval Before Payments To Be Made. No payments shall be made by UpState to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), including payments upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with UpState, except to the extent that such intended payments (i) have been set forth in the UpState Schedules furnished to Norwood at the date of this Agreement, (ii) are with prior written notice to Norwood of such intended payment, (iii) are made contemporaneous with the delivery of a written acknowledgement and release executed by the recipient and UpState satisfactory to Norwood in form and substance, and (iv) are with the consent of Norwood, which consent will not be unreasonably withheld or delayed). Prior to UpState making any such payments to any officer or director, UpState, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code and that such payment shall not exceed the deductibility limitations at Section 162(m) of the Code, and UpState shall furnish Norwood with a detailed schedule related to such determination prior to making any such payments.

Section 6.8    Notification of Certain Matters. Each Party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of UpState and Norwood shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.9    Disclosure Supplements. From time to time prior to the Effective Time of the Merger, each Party will promptly supplement or amend their respective Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered materially inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

Section 6.10    Advisory Board of Directors/Boards of Directors.

(a)    All individuals serving on the Board of Directors of UpState as of the date of this Agreement who will not be selected to join the Boards of Norwood and Wayne, shall be invited to join a newly-formed regional advisory board. Such advisory board members will receive cash compensation for active service on such advisory board at the rate of $1,000 per quarter for a period of not less than two years.

(b)    On or immediately after the Effective Time of the Merger, Norwood and Wayne will appoint two members of the current Board of Directors of UpState,, who shall be Jeffrey S. Gifford and Alexandra K. Nolan, unless either individual is unable to serve, in which case it shall be mutually agreed upon by Norwood and UpState, to the Boards of Directors of Norwood and Wayne (the “Appointees”). One Appointee shall be appointed as a member of the class of the Norwood board of directors with a term expiring in 2022 and one Appointee shall be appointed as a member of the class of the Norwood board of directors with a term expiring in 2023.

Section 6.11    Tax Representation Letters/Tax Treatment. Officers of UpState and Norwood shall execute and deliver to Jones Walker LLP, special counsel to Norwood, and to Stevens & Lee, special counsel to UpState, Tax Representation Letters in the form agreed to by such law firms at such time or times as may be reasonably requested by such law firms including in connection with the filing of the Form S-4 and counsels’ delivery of the tax opinions required by Section 7.6 hereto. None of the parties hereto will take any action that could prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.12    Bank of the Finger Lakes and Cooperstown. Norwood and Wayne agree to (i) operate all of the branches of USNY Bank as divisions of Wayne under the Bank of the Finger Lakes and Bank of Cooperstown brand names for a period of at least one year following the Effective Time, and (ii) maintain and utilize for administrative functions USNY’s administration facility in Geneva, New York for a period of at least one year following the Effective Time.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Norwood, on the one hand, and UpState, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1    Shareholder Approval. This Agreement shall have been approved by the requisite vote of each of Norwood’s and UpState’s shareholders in accordance with applicable laws and regulations.

Section 7.2    Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3    Litigation. There shall be no pending causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of the Board of Directors of either Norwood or UpState, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of Norwood or UpState, as the case may be. No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts, or makes illegal the consummation of the Merger.

Section 7.4    Registration Statement. The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

Section 7.5    Listing. The shares of Norwood Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.6    Tax Opinions. Norwood and UpState shall have received opinions of Jones Walker, LLP and Stevens & Lee, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to UpState and Norwood, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Norwood and UpState will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may rely on and require, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Norwood and UpState reasonably satisfactory in form and substance as request by such counsel.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF NORWOOD

The obligation of Norwood to consummate the Merger is subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1    Representations and Warranties. The representations and warranties of UpState and USNY Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than (i) the representations and warranties contained in Section 3.2(a), 3.2(b) and 3.6(a) which shall be true in all respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on UpState and the UpState Subsidiaries taken as a whole.

Section 8.2    Performance of Obligations. UpState and USNY Bank shall have performed all covenants, obligations and agreements required to be performed by them in all material respects under this Agreement prior to the Effective Time of the Merger.

Section 8.3    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to UpState or any UpState Subsidiary.

Section 8.4    Consents Under Agreements. UpState shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of UpState under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the opinion of Norwood, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section 8.5    Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Norwood or any Norwood Subsidiary of the transactions contemplated hereby that, had such condition or requirement been known, Norwood would not, in its reasonable judgment, have entered into this Agreement.

Section 8.6 Certification of Claims. UpState shall have delivered a certificate to Norwood that, other than as set forth in such certificate, UpState is not aware of any pending or, to the Knowledge of UpState, threatened claim under the directors and officers insurance policy or the fidelity bond coverage of UpState.

Section 8.7    Dissenting Shareholders. The holders of no more than 10% of the issued and outstanding shares of UpState Common Stock shall have properly exercised dissenters’ rights of appraisal.

Section 8.8    Certificate Representing Satisfaction of Conditions. UpState shall have delivered to Norwood a certificate of the Chief Executive Officer of UpState dated as of the Closing Date as to the satisfaction of the matters described in Article 8 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of UpState under Article 3 of this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF UPSTATE

The obligation of UpState to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1    Representations and Warranties. The representations and warranties of Norwood and Wayne contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than the representations and warranties contained in Section 4.5, which shall be true in all material respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Norwood and its subsidiaries taken as a whole.

Section 9.2    Performance of Obligations. Norwood and Wayne shall have performed in all material respects all covenants, obligations and agreements required to be performed by them under this Agreement prior to the Effective Time of the Merger.

Section 9.3    Delivery of Exchange Fund. On the business day before the closing, Norwood shall have delivered the Exchange Fund to the Exchange Agent.

Section 9.4    Certificate Representing Satisfaction of Conditions. Norwood shall have delivered to UpState a certificate of the Chief Executive Officer of Norwood dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Article 9 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Norwood under Article 4 of this Agreement.

Section 9.5.    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Norwood or Wayne.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1    Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a)    By the mutual consent in writing of the Boards of Directors of Norwood and UpState; or

(b)    By the Board of Directors of Norwood or UpState if the Merger shall not have occurred on or prior to October 31, 2020, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the Party electing to terminate pursuant to this Section 10.1(b);

(c)    By the Board of Directors of Norwood or UpState (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of UpState and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of UpState and Section 9.1 of this Agreement in the case of Norwood; or

(d)    By the Board of Directors of Norwood or UpState (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of UpState and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(e)    By the Board of Directors of Norwood or UpState in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) the shareholders of UpState fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at UpState’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon, or (iii) the shareholders of Norwood fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Norwood’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon; or

(f)    By the Board of Directors of Norwood or UpState (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of UpState and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement; or

(g)    By the Board of Directors of Norwood, (a) if UpState fails to hold its shareholder meeting to vote on this Agreement within the time frame set forth in Section 5.5 hereof, or (b) if UpState’s Board of Directors either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of UpState vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Norwood its recommendation that the shareholders of UpState vote in favor of the adoption of this Agreement or publicly discloses its intent to do so.

(h)    By the Board of Directors of UpState prior to obtaining shareholder approval of the Merger, in the event that, after it has received a Superior Proposal in compliance with Section 5.6 hereof and otherwise complied with its obligations under Section 5.6, the Board makes the determination in good faith based on the advice of legal counsel that such action of accepting such Superior Proposal is required in order for the Board to comply with its fiduciary duties under applicable law, and, provided that UpState is not in breach of the provisions of this Agreement, including, but not limited to Section 5.6 hereof, in the exercise of its fiduciary duty, to terminate this Agreement and accept a Superior Proposal (as defined in Section 5.6) provided, however, that this Agreement may be terminated by UpState pursuant to this Section 10.1(h)

only after the fifth calendar day following Norwood’s receipt of written notice from UpState advising Norwood that UpState is prepared to enter into an acquisition agreement with respect to such Superior Proposal, and only if, (i) during such five-calendar day period, UpState has caused its financial and legal advisors to negotiate with Norwood in good faith to make such adjustments in the terms and conditions of this Agreement such that that such Superior Proposal would no longer constitute a Superior Proposal and (ii) UpState’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, after consultation with and considering the written advice of outside legal and financial advisors that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Norwood, and (iii) UpState has paid the Termination Fee set forth in Section 10.2.

(i)    By the Board of Directors of UpState, if the UpState Board of Directors so determines by a majority vote of the members of the entire UpState Board of Directors, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 10th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)    the Norwood Market Value on the Determination Date is less than 80% of the Initial Norwood Market Value; and

(2)    the number obtained by dividing the Norwood Market Value on the Determination Date by the Initial Norwood Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences. If UpState elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Norwood. During the five day period commencing with its receipt of such notice, Norwood shall have the option, at its sole discretion, of paying additional Merger Consideration by increasing the Stock Consideration to equal the lesser of: (A) the quotient the numerator of which is equal to the product of the Initial Norwood Market Value, the Stock Consideration (as then in effect), and the Index Ratio minus 0.20, and the denominator of which is the Norwood Market Value on the Determination Date or (B) the quotient determined by dividing the Initial Norwood Market Value by the Norwood Market Value on the Determination Date and multiplying the quotient by the product of the Stock Consideration (as then in effect) and 0.80. If within such five business day period, Norwood delivers written notice to UpState that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 10.1(i), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Consideration shall have been so modified).

For purposes of this Section 10.1(i) only, the following terms shall have the meanings indicated below:

“Determination Date” means the first date on which all Consents of Regulatory Authorities (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price divided by the Initial Index Price.

“Initial Norwood Market Value” means $38.64, adjusted as indicated in the last sentence of this Section 10.1(i).

“Initial Index Price” means the closing value of the Index as of January 7, 2020.

“Final Index Price” means the average of the daily closing values of the Index for the twenty consecutive trading days immediately preceding the Determination Date.

“Norwood Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Norwood Common Stock as reported on the Nasdaq Stock Market for the twenty consecutive trading days immediately preceding such specified date.

If Norwood or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

Section 10.2    Effect of Termination; Termination Fee.

(a)    In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b)    If, after the date of this Agreement, (i) Norwood terminates this Agreement in accordance with Section 10.1(g)(a) or (b), or (ii) UpState terminates this Agreement pursuant to Section 10.1(h), UpState shall be obligated to pay Norwood a fee of $3.2 million as an agreed-upon termination fee in immediately available funds (the “Termination Fee”) within one (1) business day after such termination. In addition, if, (A) after a proposal for an Acquisition Transaction has been publicly announced by any person or entity and (B) shareholders of UpState failed to approve the Merger, Norwood terminates this Agreement pursuant to Section 10.1(d), UpState shall be obligated to pay Norwood the Termination Fee in immediately available funds within one (1) business day after an Acquisition Transaction is consummated or a definitive agreement relating to an Acquisition Transaction is entered into by UpState, in each case, within fifteen (15) months after the termination of this Agreement pursuant to Section 10.1(d). In each case, UpState shall be obligated to pay to Norwood the Termination Fee, less any amounts previously paid at the time this Agreement was terminated.

(c)    UpState and Norwood agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

Section 10.3    Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Norwood, Wayne, UpState and USNY Bank.

Section 10.4    Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, Norwood, on the one hand, and UpState, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5    Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Norwood or UpState shall not survive the Effective Time of Merger, except that Section 5.4(b), Section 6.4 and Section 10.2 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Norwood, UpState (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of Norwood or UpState contained herein shall be deemed to be terminated or extinguished so as to deprive Norwood, on the one hand, and UpState, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Norwood or UpState and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE 11

MISCELLANEOUS

Section 11.1    Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a Person shall mean (i) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Persons for which a Person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, opinion, agency requirement; injunction or agreement with a Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release, exposure to or disposal of any Hazardous Material, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Material. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, asamended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section414 of the Code or Section 4001 of ERISA.

“GAAP” means accounting principles generally accepted in the United States as in effect at the relevant date and consideration applied.

“Governmental Entity” means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, friable asbestos-containing material, lead-containing paint, polychlorinated biphenyls, microbial matter which emits mycotoxins that are harmful to human health, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law;

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known with respect to directors and actually known or reasonably should have been known after due inquiry with respect to the executive officers of such Person and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other material written notice received by that Person.

“Loan Property” means any property in which UpState or any of the UpState Subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any Party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such Party and their respective subsidiaries, if any, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include changes, effects, events, occurrences or state of facts relating to (with respect to (A), (B) and (C), to the extent the effect of a change on such Party is not substantially disproportionate to the effect on comparable U.S. banking organizations) (A) changes in applicable laws or the interpretation thereof after the date hereof and the taking of action in compliance therewith, (B) changes in GAAP or the interpretation thereof after the date hereof, (C) changes in the economy or financial markets, including changes in market interest rates, (D) any action taken by Norwood or UpState at the written request of the other (E) the direct effects of compliance with this Agreement on the operating performance of UpState or Norwood; and (F) expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

“Participation Facility” means any facility in which UpState Subsidiary or Norwood Subsidiary, as applicable, has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 42 U.S.C. § 9601(20)(F).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Regulatory Authority” shall mean each of, and “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the NY Banking Department, the FDIC, and all state regulatory agencies having jurisdiction over the Parties, all national securities exchanges and the SEC.

Section 11.2    Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the documents referred to herein contain the entire agreement among Norwood, Wayne, UpState and USNY Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral with the exception of the Non-Disclosure Agreements between Norwood and UpState which will survive the execution and delivery of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors. Except as expressly set forth in Section 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by a nationally recognized overnight delivery service or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to UpState:

UpState New York Bancorp, Inc.

389 Hamilton Street

Geneva, New York 14456

Attention: R. Michael Briggs, President

Facsimile No.:

Email:

With a copy to:

Stevens & Lee

Princeton Pike Corporate Center

100 Lenox Drive, Suite 200

Lawrenceville, New Jersey 08648

Attn: Edward C. Hogan, Esq.

Facsimile No.:

Email: ech@stevenslee.com

If to Norwood, then to:

Norwood Financial Corp.

717 Main Street

Honesdale, Pennsylvania 18431

Attention: Lewis J. Critelli, President

Facsimile No.: (570) 253-2732

Email: lewis.critelli@waynebank.com

With a copy to:

Jones Walker, LLP

1227 25th Street, NW

Suite 200

Washington, DC 20037

Attention: John J. Spidi, Esq.

  Richard Fisch, Esq.

Facsimile No.: (202) 434-4661

Email: jspidi@joneswalker.com

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the business day after being deposited with a nationally recognized overnight delivery service, (iii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iv) upon transmission when made by facsimile transmission or email if evidenced by a sender transmission completed confirmation.

Section 11.4    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended. Upon such a determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

Section 11.5    Costs and Expenses. Except as otherwise set forth herein, expenses incurred by UpState on the one hand and Norwood on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such Party or its affiliates, shall be borne solely and entirely by the Party which has incurred same.

Section 11.6    Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document.

Section 11.8    Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any Party hereto unless the prior written consent of the other Parties is first obtained (other than by Norwood to a Norwood Subsidiary; provided that Norwood remains primarily liable for all of its obligations under this Agreement).

Section 11.9    Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10    Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in this Agreement where reference to it is made.

Section 11.11    Waiver. The waiver by any Party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any Party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 11.12    Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements. The recitals hereto constitute an integral part of this Agreement.

Section 11.13    Specific Performance. The Parties hereto agree that irreparable damage would occur for which there is no adequate remedy at law in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, it being agreed by the Parties that this is in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14    No Presumption Against Drafting Party. The Parties acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.15    Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

NORWOOD FINANCIAL CORP.

	By:	/s/ Lewis J. Critelli
	Name:	Lewis J. Critelli
ATTEST:	Title:	President and Chief Executive Officer

/s/ William S. Lance
Name: William S. Lance
Its Secretary

WAYNE BANK

	By:	/s/ Lewis J. Critelli
	Name:	Lewis J. Critelli
ATTEST:	Title:	President and Chief Executive Officer

/s/ William S. Lance
Name: William S. Lance
Its Secretary

UPSTATE NEW YORK BANCORP, INC.

	By:	/s/ R. Michael Briggs
	Name:	R. Michael Briggs
ATTEST:	Title:	President and Chief Executive Officer

/s/ Nancy C. Murray
Name: Nancy C. Murray
Its Secretary

USNY BANK

	By:	/s/ R. Michael Briggs
	Name:	R. Michael Briggs
ATTEST:	Title:	President and Chief Executive Officer

/s/ Nancy C. Murray
Name: Nancy C. Murray
Its Secretary

Appendix I

Dollars in thousands, except per share data

		Column A
			Price Per Share Increase
		$0.00	$0.13	$0.27	$0.40	$0.54	$0.67

Month End Immediately Prior to Closing Date	April 30, 2020	$46,827	$47,123	$47,419	$47,714	$48,010	$48,306
	May 31, 2020	$47,327	$47,623	$47,919	$48,214	$48,510	$48,806
	June 30, 2020	$47,827	$48,123	$48,419	$48,714	$49,010	$49,306
	July 31, 2020	$48,327	$48,623	$48,919	$49,214	$49,510	$49,806
	August 31, 2020	$48,827	$49,123	$49,419	$49,714	$50,010	$50,306
	September 30, 2020	$49,327	$49,623	$49,919	$50,214	$50,510	$50,806

Price per Share Increase between the amounts shown are linearly interpolated

EXHIBIT A

FORM OF NORWOOD VOTING AGREEMENT

TO BE COMPLETED BY UPSTATE NEW YORK BANCORP DIRECTORS AND EXECUTIVE OFFICERS

January 8, 2020

Norwood Financial Corp.

717 Main Street

Honesdale, Pennsylvania 18431

Gentlemen:

Norwood Financial Corp. (“Norwood”) and its wholly owned subsidiary, Wayne Bank (“Wayne”), and UpState New York Bancorp, Inc. (“UpState”) and its wholly owned subsidiary, USNY Bank (“USNY”), have entered into an Agreement and Plan of Merger dated as of December     , 2019 (the “Agreement”) whereby UpState will merge with and into Norwood (the “Merger”) and the shareholders of UpState will receive the Merger Consideration as set forth in the Agreement. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

In order to induce Norwood to enter into the Agreement and, intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)    I agree to vote, or cause to be voted, for approval and adoption of the Agreement and the transactions contemplated thereby all shares of UpState Common Stock over which I have sole voting power whether now owned or hereafter acquired, and I agree that I shall vote such shares, or cause such shares to be voted against approval or adoption of any other merger, business combination, recapitalization, liquidation or other similar transaction involving UpState to which Norwood is not a party thereto and is presented for approval or adoption by the shareholders of UpState. I also agree to use my best efforts to cause all shares of UpState Common Stock over which I have shared voting power to be voted in accordance with the foregoing sentence. Beneficial ownership shall have the meaning assigned to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. (b) Through the earliest to occur of (i) approval and adoption by the shareholders of UpState of the Agreement and the transactions contemplated thereby, (ii) the completion of the Merger or (iii) termination of the Agreement in accordance with its terms, I agree (i) not to offer, sell, transfer or otherwise dispose of any shares of UpState Common Stock over which I have sole dispositive power, except to the extent permitted by paragraph (f) hereof. I also agree to use my best efforts to cause all shares of UpState Common Stock over which I have shared dispositive power to comply with the restrictions set forth the in the foregoing sentence.

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(c)    I have beneficial ownership over the number of shares of UpState Common Stock set forth in Appendix A hereto. I do not hold any options or other rights to acquire UpState Common Stock.

(d)    I agree that UpState shall not be bound by any attempted sale of any shares of UpState Common Stock over which I have sole voting and dispositive power, and UpState’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(e)    I represent that I have the capacity to enter into this Voting Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(f)    I may transfer any or all of the shares of UpState Common Stock over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to Norwood an agreement to be bound by the terms of this Voting Agreement. In addition, I may sell, transfer or assign shares of UpState Common Stock to the extent and on behalf of trusts or estates of which neither I nor my family members are beneficiaries in order to comply with fiduciary obligations or legal requirements.

(g)    I agree that I will not make any public statements with respect to the Merger or the Agreement contrary to or inconsistent with the statements made by UpState in support of the Merger or of the UpState Board of Directors’ recommendation to shareholders to vote in favor of the Agreement and the Merger. In no event will I recommend or advise any shareholder of UpState not to vote in favor of the Agreement or the Merger or not to vote their shares at the shareholders’ meeting at which the Agreement will be considered, nor will I recommend or advise any UpState shareholder to sell their UpState Common Stock prior to the Effective Time of the Merger. Further, subject to paragraph (i) hereof, I agree that I will not recommend or advise any party to vote shares of UpState Common Stock at any meeting of shareholders of UpState for a transaction involving UpState to which Norwood is not a party.

(h)    The restrictions set forth in this agreement shall not apply to any securities beneficially owned by me as a trustee or fiduciary, except for shares for which my spouse, ancestors or descendants shall have a pecuniary interest in such shares or the related trust or holdings.

(i)    [For those eligible to be Advisory Directors] I irrevocably agree not to engage in any Competition (as defined below) with Norwood, Wayne, UpState or USNY or any affiliate or subsidiary of any of the foregoing (the “Companies”) for a period of twelve months after the Closing of the Merger or six months following cessation of my service as a member of a regional advisory board established by Norwood or Wayne, if later. For purposes of this Voting Agreement, “Competition” means becoming an

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employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than one percent (1%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the State of New York in the counties of Otsego, Ontario, Seneca, Yates, Delaware and Sullivan, or in the Commonwealth of Pennsylvania in the Counties of Wayne, Pike, Monroe and Lackawanna, and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking, lease financing, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”). Competition shall also mean engaging in efforts to recruit any employee of the Companies or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Companies to terminate his or her employment with the Companies, or otherwise cease his or her relationship with the Companies, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Companies that were served by the Companies before or after the Closing of the Merger.

Such restriction on Competition shall not (i) be applicable to officers of UpState and USNY not serving on the regional advisory board described in the next sentence, (ii) limit my ability to continue to provide legal services or other services to such Financial Services Companies, (iii) limit my ability to lease or sell real property to such entities or (iv) limit my ability to use the banking services of such Financial Services Companies. In exchange for my agreement not to engage in any Competition, as detailed above, and for my service on the regional advisory board during the twenty-four-month period immediately following the Closing Date of the Merger, I understand and irrevocably accept that Norwood will pay me the sum of $1,000 per quarter for a period of 24 months following the completion of the Merger.

(j)    I am signing this Voting Agreement solely in my capacity as a shareholder of UpState, and not in any other capacity, such as a director or officer of UpState or as a fiduciary of any trusts in which neither I nor my immediate family members are a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of UpState Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on UpState’s Board of Directors or as an officer of UpState, acting in my capacity as a director, officer or fiduciary of UpState or as fiduciary of any trust of which neither I nor my family members are beneficiaries.

(k)    I further agree that notwithstanding anything to the contrary, if it is determined that any compensation or payments that I may be eligible to receive as a director or officer of UpState or USNY either singularly or together with any other payments which I may have the right to receive from UpState, USNY, Norwood or Wayne, or any corporation which is a member of an “affiliated group” (as defined in

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Section 1504(a) of the IRC, without regard to Section 1504(b) of the IRC) of which UpState, USNY, Norwood or Wayne is a member, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the IRC), such payments shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Section 4999 of the IRC.

This Voting Agreement shall be effective upon acceptance by Norwood. This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger (except that the provisions of Paragraph (h) shall survive the consummation of the Merger in accordance with their terms) and (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Norwood’s rights arising out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at their addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

[SIGNATURE PAGE FOLLOWS]

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Date: January 8, 2020

Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed: Norwood Financial Corp.
By:

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Appendix A

Number of Shares of UpState New York Bancorp, Inc. Held:

Shares:

This amount includes:

                 shares over which I have sole voting power

                 shares over which I have shared voting power

                 shares over which I have sole dispositive power

                 shares over which I have shared dispositive power

Number of Shares of UpState Owned Beneficially or of Record	Name of Capacity in which Owned Beneficially or of Record (specify if owned beneficially or of record

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EXHIBIT B

FORM OF UPSTATE VOTING AGREEMENT

TO BE SIGNED BY NORWOOD DIRECTORS AND OFFICERS

January 8, 2020

UpState New York Bancorp, Inc.

389 Hamilton Street

Geneva, New York 14456

Gentlemen:

Norwood Financial Corp. (“Norwood”) and its wholly owned subsidiary, Wayne Bank (“Wayne”), and UpState New York Bancorp, Inc. (“UpState”) and its wholly owned subsidiary, USNY Bank (“USNY”), have entered into an Agreement and Plan of Merger dated as of January     , 2020 (the “Agreement”) whereby UpState will merge with and into Norwood (the “Merger”) and the shareholders of UpState will receive the Merger Consideration as set forth in the Agreement. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

In order to induce UpState to enter into the Agreement and, intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)    I agree to vote, or cause to be voted, for approval and adoption of the Agreement and the transactions contemplated thereby all shares of Norwood Common Stock over which I have sole voting power whether now owned or hereafter acquired. Beneficial ownership shall have the meaning assigned to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. I also agree to use my best efforts to cause all shares of Norwood Common Stock over which I have shared voting power to be voted in accordance with the foregoing sentence.

(b)    Through the earliest to occur of the meeting of Norwood’s shareholders where the Agreement is presented for approval or termination of the Agreement in accordance with its terms, I agree (i) not to offer, sell, transfer or otherwise dispose of any shares of Norwood Common Stock over which I have sole dispositive power, except to the extent permitted by paragraph (f) hereof. I also agree to use my best efforts to cause all shares of Norwood Common Stock over which I have shared dispositive power to comply with the restrictions set forth the in the foregoing sentence.

(c)    I have beneficial ownership over the number of shares of Norwood Common Stock set forth in Appendix A hereto. The restrictions set forth in this agreement shall not apply to any securities beneficially owned by me as a trustee or fiduciary, except for shares for which my spouse, ancestors or descendants shall have a pecuniary interest in such shares or the related trust or holdings.

(d)    I agree that Norwood shall not be bound by any attempted sale of any shares of Norwood Common Stock over which I have sole voting and dispositive power, and Norwood’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(e)    I represent that I have the capacity to enter into this Voting Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(f)    I may transfer any or all of the shares of Norwood Common Stock over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to UpState an agreement to be bound by the terms of this Voting Agreement. In addition, I may sell, transfer or assign shares of Norwood Common Stock to the extent and on behalf of trusts or estates of which neither I nor my family members are beneficiaries in order to comply with fiduciary obligations or legal requirements.

(g)    I am signing this Voting Agreement solely in my capacity as a shareholder of Norwood, and not in any other capacity, such as a director or officer of Norwood or as a fiduciary of any trusts in which neither I nor my immediate family members are a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Norwood Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on Norwood’s Board of Directors or as an officer of Norwood, acting in my capacity as a director, officer or fiduciary of Norwood or as fiduciary of any trust of which neither I nor my family members are beneficiaries.

This Voting Agreement shall be effective upon acceptance by UpState. This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the meeting of Norwood’s shareholders where the Agreement is presented for approval or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to UpState’s rights arising out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at their addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

[SIGNATURE PAGE TO FOLLOW]

Date:

Very truly yours,

Address:

Facsimile:

Acknowledged and Agreed: UpState New York Bancorp, Inc.
By:

Appendix A

NAME:

Number of Shares of Norwood Financial Corp. Held:

Shares:

Number of Shares of Norwood Owned Beneficially or of Record	Name of Capacity in which Owned Beneficially or of Record (specify if owned beneficially or of record

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